Exhibit 4.4

TERM LOAN AGREEMENT

dated as of

2 July 2009

among

SMITHFIELD FOODS, INC.,

the Subsidiary Guarantors from time to time party hereto,

the lenders from time to time party hereto,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK

NEDERLAND”, NEW YORK BRANCH,

as Administrative Agent

TABLE OF CONTENTS, Page i of vi

(b)	Capital Requirements	34
(c)	Certificate from Lenders, etc	34
(d)	Retroactive Requests	34
Section 2.12	Break Funding Payments	34
Section 2.13	Taxes	35
(a)	Payment for Taxes	35
(b)	Other Taxes	35
(c)	Indemnification by Borrower	35
(d)	Receipts	35
(e)	Exemptions	35
(f)	Refunds or Credits	36
Section 2.14	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	36
(a)	Manner of Payment	36
(b)	Payments on Non-Business Days	36
(c)	Pro Rata Treatment	37
(d)	Manner of Application if Insufficient Funds	37
(e)	Sharing of Payments	37
(f)	Presumption by Administrative Agent	37
(g)	Withholding by Administrative Agent of Certain Payments	37
(h)	Application of Proceeds of Collateral	38
(i)	Noncash Proceeds	38
(j)	Return of Proceeds	38
Section 2.15	Mitigation Obligations; Replacement of Lenders	38
(a)	Change of Lending Office	38
(b)	Replacement of Lenders	39

ARTICLE III	REPRESENTATIONS AND WARRANTIES	39

Section 3.01	Organization; Powers	39
Section 3.02	Authorization; Enforceability	39
Section 3.03	Governmental Approvals; No Conflicts	39
Section 3.04	Financial Condition; No Material Adverse Change	40
(a)	Financial Statements	40
(b)	No Material Adverse Change	40
(c)	No Material Undisclosed Liabilities	40
Section 3.05	Properties	40
(a)	Title to Properties	40
(b)	Intellectual Property	40
Section 3.06	Litigation and Environmental Matters	41
(a)	Litigation	41
(b)	Environmental Matters	41
(c)	Disclosed Matters	41
Section 3.07	Compliance with Laws and Agreements	41
Section 3.08	Investment Company Status	41
Section 3.09	Taxes	41
Section 3.10	ERISA	41
Section 3.11	Disclosure	42
Section 3.12	Margin Regulations	42
Section 3.13	Material Agreements and Liens	42
(a)	Indebtedness	42
(b)	Liens	42

TABLE OF CONTENTS, Page ii of vi

Section 3.14	Subsidiaries, etc	42
(a)	Subsidiaries	42
(b)	Investments	43
Section 3.15	Solvency	43
Section 3.16	Labor Matters	43
Section 3.17	Insurance	43
Section 3.18	Security Interest in Collateral	43
Section 3.19	Common Enterprise	43

ARTICLE IV	CONDITIONS	43

Section 4.01	Effective Date	43
(a)	Execution of Agreement	43
(b)	Corporate Documents	44
(c)	Borrowing Request	44
(d)	Opinion of Counsel to the Obligors	44
(e)	Fees, etc	44
(f)	Approvals	44
(g)	Collateral Documents	44
(h)	Insurance	44
(i)	Senior Secured Notes	45
(j)	ABL Credit Facility	45
(k)	Repayment of the Existing Senior Secured Notes	45
(l)	Existing Credit Agreement	45
(m)	Additional Information	45

ARTICLE V	AFFIRMATIVE COVENANTS	45

Section 5.01	Financial Statements and Other Information	45
(a)	Annual Audited Financial Statements	45
(b)	Quarterly Financial Statements	46
(c)	Compliance Statements	46
(d)	Accountant No Default Certificate	46
(e)	Other Reports	46
(f)	Other Information	46
Section 5.02	Notices of Material Events	47
Section 5.03	Existence; Conduct of Business	47
Section 5.04	Payment of Obligations	47
Section 5.05	Maintenance of Properties	47
Section 5.06	Insurance	48
Section 5.07	Compliance with Laws	48
Section 5.08	Books and Records; Inspection Rights	48
Section 5.09	Use of Proceeds	48
Section 5.10	Joinder of Additional Domestic Subsidiaries; Automatic Release	48
(a)	Joinder to Subsidiary Guarantee	48
(b)	Automatic Release	48
(c)	Joinder to Collateral Documents	48
Section 5.11	General Further Assurances; Post Closing Mortgages; After Acquired Property	49
(a)	Real Estate Mortgages and Filings	49
(b)	After Acquired Property	51
(c)	Documents Delivered in connection with the Delivery of Collateral	52
(d)	Consents Required Under the Collateral Documents	52
(e)	Insurance Required	53

TABLE OF CONTENTS, Page iii of vi

ARTICLE VI	NEGATIVE COVENANTS	53

Section 6.01	Limitation on Restricted Payments	53
(a)	Restricted Payments	53
(b)	Additional Permissions	55
Section 6.02	Limitation on Sale/Leaseback Transactions	57
Section 6.03	Limitation on Restrictions on Distributions from Restricted Subsidiaries	57
Section 6.04	Limitation on Sales of Assets	58
(a)	Limit on Asset Dispositions Of Collateral	58
(b)	Collateral Disposition Offer	59
(c)	Other Asset Dispositions	60
(d)	Binding Commitment to Purchase	61
(e)	Application to the Loan; Offer to Purchase	61
(f)	Items Deemed Cash	62
(g)	Securities Law Compliance	62
Section 6.05	Limitation on Transactions with Affiliates	62
Section 6.06	Change of Control	63
(a)	Require Repayment	63
(b)	Repayment of Other Indebtedness	63
(c)	Change of Control Offer	64
(d)	Withdrawal of Acceptance	64
(e)	Payment	64
(f)	Securities Law Compliance	64
Section 6.07	Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries	64
Section 6.08	Limitation on Liens	65
Section 6.09	Limitation on Lines of Business	65
Section 6.10	Effectiveness of Covenants	65
Section 6.11	Merger and Consolidation	65
(a)	Borrower Merger and Consolidation	65
(b)	Subsidiary Guarantors	66
Section 6.12	Fiscal Periods	67
Section 6.13	Limitation on Indebtedness	67
(a)	Incurrence Test	67
(b)	Additional Permitted Indebtedness	67
(c)	Limitation of Refinancing by Borrower of Subordinated Indebtedness	69
(d)	Limitation of Refinancing by a Subsidiary Guarantor of Subordinated Indebtedness and Indebtedness of Non-Guarantor Restricted Subsidiaries	69
(e)	Limitation on Unrestricted Subsidiaries	69
(f)	Determining Compliance with this Section 6.13	69
(g)	Dollar Equivalents	70
Section 6.14	Impairment of Liens	70

ARTICLE VII	SUBSIDIARY GUARANTEE	70

Section 7.01	Guaranty	70
Section 7.02	Guaranty of Payment	71
Section 7.03	No Discharge or Diminishment of Subsidiary Guarantee	71
Section 7.04	No Setoff or Counterclaim	71
Section 7.05	No Impairment	71
Section 7.06	Defenses Waived	71

TABLE OF CONTENTS, Page iv of vi

Section 7.07	Rights of Subrogation	72
Section 7.08	Reinstatement; Stay of Acceleration	72
Section 7.09	Information	72
Section 7.10	Taxes	72
Section 7.11	Maximum Liability	72
Section 7.12	Contribution	73
Section 7.13	Liability Cumulative	73
Section 7.14	Release	73

ARTICLE VIII	EVENTS OF DEFAULT	74

ARTICLE IX	THE ADMINISTRATIVE AGENT	76

Section 9.01	Appointment	76
Section 9.02	Rights as a Lender	76
Section 9.03	Limitation of Duties and Immunities	77
Section 9.04	Event of Default; Direction of the Required Lenders	77
Section 9.05	Reliance on Third Parties	77
Section 9.06	Sub-Agents	77
Section 9.07	Successor Agent	78
Section 9.08	Independent Credit Decisions	78
Section 9.09	Release of Liens on the Collateral	78
Section 9.10	Deletion of Excluded Property	79

ARTICLE X	MISCELLANEOUS	79

Section 10.01	Notices	79
(a)	Notice Address	79
(b)	Electronic Notification	79
(c)	Change of Notice Address	80
(d)	Electronic Transmission System	80
(e)	Communications Through the Platform	80
Section 10.02	Waivers; Amendments	80
(a)	Waivers	80
(b)	Amendment to Loan Documents	80
Section 10.03	Expenses; Indemnity: Damage Waiver	81
(a)	Expenses	81
(b)	Indemnification by Borrower	81
(c)	Indemnification by Lenders	82
(d)	No Consequential Damages, etc	82
(e)	Payment Due Dates	82
Section 10.04	Successors and Assigns	82
(a)	Assignments Generally	82
(b)	Assignment by Lenders	82
(c)	Participations	84
(d)	Pledges by Lenders	84
(e)	No Assignments to Borrower and Affiliates	84
Section 10.05	Survival	85
Section 10.06	Counterparts; Integration; Effectiveness	85
Section 10.07	Severability	85
Section 10.08	Right of Setoff	85

TABLE OF CONTENTS, Page v of vi

Section 10.09	Governing Law; Jurisdiction; Consent to Service of Process	85
(a)	Governing Law	85
(b)	Submission to Jurisdiction	86
(c)	Waiver of Forum Matters	86
(d)	Service of Process	86
Section 10.10	WAIVER OF JURY TRIAL	86
Section 10.11	Headings	86
Section 10.12	Confidentiality	86
Section 10.13	Acknowledgments	87
Section 10.14	Construction	87
Section 10.15	Independence of Covenants	87
Section 10.16	USA PATRIOT Act Notice	87

TABLE OF CONTENTS, Page vi of vi

INDEX TO EXHIBITS

Exhibit		Description of Exhibit

A	–	Form of Assignment and Assumption
B	–	Form of Compliance Certificate
C	–	Form of Borrowing Request
D	–	Form of Interest Election Request
E		Form of Joinder Agreement

INDEX TO SCHEDULES

Schedule		Description of Schedule

Schedule 2.01	–	Commitments
Schedule 3.05	–	Real Properties; Intellectual Property
Schedule 3.06	–	Disclosed Matters
Schedule 3.13	–	Material Agreements and Liens
Schedule 3.14	–	Subsidiaries and Investments

INDEX TO EXHIBITS AND SCHEDULES, Solo Page

TERM LOAN AGREEMENT

TERM LOAN AGREEMENT, dated as of July 2, 2009 (this “Agreement”), among SMITHFIELD FOODS, INC., a Virginia corporation (the “Borrower”), the subsidiary guarantors from time to time party hereto, each of the lenders that is a party hereto identified under the caption “LENDERS” on Schedule 2.01 hereto or that, pursuant to Section 10.04 hereof, shall become a “Lender” hereunder (individually, a “Lender” and, collectively, the “Lenders”), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH (in its capacity as administrative agent for the Lenders hereunder, together with its successors in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders make a $200,000,000 term loan available to the Borrower and the Lenders have agreed to do so subject to and on the terms and conditions set forth in this Agreement Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the ABL Credit Facility.

“ABL Collateral” means the portion of the Collateral as to which the Term Collateral Agent has a second-priority Lien, including, cash and Cash Equivalents, deposit accounts, intellectual property, capital stock, inventory, accounts, other personal property relating to such inventory and accounts and all proceeds of the foregoing, with the exception of Excluded Property, as more fully described in the Collateral Documents.

“ABL Credit Facility” means the Credit Agreement dated as of July 2, 2009 among the Borrower, the subsidiaries that guarantee obligations under such agreement, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (or its successor in such capacity), and as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original ABL Credit Facility or one or more other credit or other agreements or indentures).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Borrower or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

TERM LOAN AGREEMENT, Page 1

“Act” has the meaning assigned to such term in Section 10.16.

“Additional Assets” means: (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Borrower or a Restricted Subsidiary in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is or will thereupon become a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii) of this definition, such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional Notes” means any additional notes issued under the Indenture and having identical terms and conditions as the Senior Secured Notes other than the issue date, issue price and the first interest payment date, as long as the proceeds therefrom are deposited into the Collateral Accounts.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above and (iii) any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Borrower or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to clauses (i) and (ii). For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, no Person (other than the Borrower or any Subsidiary of the Borrower) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely by reason of such Investment.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.05(a).

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greater of (i) the Base Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the opening of business on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Announced Asset Disposition” has the meaning assigned to such term in Section 6.04(c)(iii)(B).

TERM LOAN AGREEMENT, Page 2

“Applicable Margin” means:

(a) with respect to ABR Borrowings, 4.75%; and

(b) with respect to Eurodollar Borrowings, 5.75%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitments; provided, that if the Commitments have terminated or expired or have been fully utilized, the Applicable Percentages shall be determined based upon the outstanding principal amount of the Loans.

“Approved Fund” has the meaning assigned to such term in Section 10.04(b).

“Asset Disposition” means any sale, lease, transfer or other issuance or disposition (or series of related sales, leases, transfers, issuance or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a sale and leaseback, merger, consolidation or similar transaction, but excluding any disposition by means of any pledge of assets or stock by the Borrower or any of its Subsidiaries otherwise permitted under this Agreement, and any transaction or series of related transactions from which the Borrower or any of its Subsidiaries receives an aggregate consideration of less than $500,000) other than (i) a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Wholly–Owned Subsidiary, (ii) a disposition of assets held for resale in the ordinary course of business, (iii) the sale of Temporary Cash Investments in the ordinary course of business, (iv) the sale or other disposition of damaged, worn, unneeded or obsolete equipment in the ordinary course of business, (v) for purposes of Section 6.04 only, a disposition subject to Section 6.01, (vi) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (vi) does not exceed $2,000,000 in the aggregate in any Fiscal Year and $10,000,000 in the aggregate prior to July 15, 2014, (vii) any disposition of assets pursuant to and in accordance with the provisions of Section 6.06 and/or Section 6.11, (viii) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute Additional Assets or an Investment in a Permitted Joint Venture that in each case complies with Section 6.01 and (ix) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP.

“Assignee” has the meaning assigned to such term in Section 10.04(b)(i).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years

TERM LOAN AGREEMENT, Page 3

from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Bankruptcy Law” means title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Base Rate” means the rate of interest per annum quoted from time to time by Rabobank as its base rate in effect at its principal office in New York City; each change in the Base Rate shall be effective from and including the date such change is quoted as being effective.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board of Directors with respect to the relevant matter.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (i) 80% of the net book value of the Borrower’s and its Restricted Subsidiaries’ accounts receivable at such date and (ii) 80% of the net book value of the Borrower’s and its Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Borrowing Request” means a request by the Borrower for a Borrowing in substantially the form of Exhibit C hereto in accordance with Section 2.03.

“Business Day” means any day (i) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such Borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

“Capital Stock” of any Person means (i) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (ii) with respect to any Person that is not a corporation, any and all partnership or other Equity interests of such Person but in each case excluding any debt securities convertible into such equity.

TERM LOAN AGREEMENT, Page 4

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least “A–1” or the equivalent thereof by S&P or “P–1” or the equivalent thereof by Moody’s, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated “A–1” or the equivalent thereof by S&P or “P–1” or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition thereof, (v) investment funds investing 95% of their assets in securities of the type described in clauses (i)–(iv) above.

“Change in Law” means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by any Lender (or, for purposes of Section 2.08(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the fair market value of the Borrower’s assets on a consolidated basis, in one transaction or a series of related transactions, to any Person or Persons other than the Borrower or one or more of its Restricted Subsidiaries;

(ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d–3 and 13d–5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by Borrower’s shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(iv) the adoption of a plan relating to the liquidation or dissolution of the Borrower.

“Change of Control Offer” has the meaning assigned to such term in Section 6.06(c).

“Change of Control Payment Date” has the meaning assigned to such term in Section 6.06(c)(iii).

TERM LOAN AGREEMENT, Page 5

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to the Term Collateral Agent pursuant to the Collateral Documents to secure the Obligations and the obligations arising in connection with the Senior Secured Notes.

“Collateral Accounts” means any segregated account under the sole control of the Term Collateral Agent that is free from all other Liens, and includes all cash and Cash Equivalents received by the Term Collateral Agent from Asset Dispositions of Collateral, Recovery Events, foreclosures on or sales of Collateral, any issuance of Additional Notes or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents, and interest earned thereon.

“Collateral Documents” means collectively, the Intercreditor Agreement, the Term Loan Intercreditor Agreement, each Security Agreement, each Mortgage, all UCC financing statements required by any Security Agreement or any Mortgage to be filed with respect to the security interests in personal property and fixtures created pursuant thereto and all other mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Agreement or any of the foregoing and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Term Collateral Agent to secure any of the Obligations and the obligations arising in connection with the Senior Secured Notes.

“Collateral Disposition Offer” has the meaning assigned to such term in Section 6.04(b).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan in the amount set forth on Schedule 2.01 of this Agreement. The amount of the Total Commitment is $200,000,000.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Effective Date, and includes, without limitation, all series and classes of such common stock.

“Compliance Certificate” means a certificate duly executed by a Financial Officer substantially in the form of Exhibit B

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of EBITDA of the Borrower and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (ii) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such four consecutive fiscal quarters; provided, however, that:

(a) if the Borrower or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

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(b) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

(c) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment in a Restricted Subsidiary or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act) as if such Investment or acquisition occurred on the first day of such period and without regard to clause (ii) of the definition of Consolidated Net Income, and

(d) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (b) or (c) above if made by the Borrower or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total consolidated cash and non-cash interest expense (excluding capitalized interest and any non-cash interest expense arising from the adoption of FASB Staff Position No. APB 14-1) of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, plus, to the extent incurred by the Borrower and its Restricted Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Debt, (ii) amortization of debt discount and debt issuance cost (other than those debt discounts and debt issuance costs incurred with respect to the Convertible Notes, the Senior Notes due 2009, the Senior Notes due 2011, the Senior Notes due 2013 and the Senior Notes due 2017 and on the Effective Date), (iii) capitalized interest, (iv) non-cash interest expense (other than any non-cash interest expense arising from the adoption of FASB Staff Position No. APB 14-1), (v) commissions, discounts and other fees and charges attributable

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to letters of credit and bankers’ acceptance financing, (vi) interest actually paid by the Borrower or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net gains associated with Hedging Obligations (or minus net losses associated with Hedging Obligations), (viii) the product of (A) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Stock of the Borrower held by Persons other than the Borrower or a Wholly-Owned Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Indebtedness Incurred by such plan or trust and (x) Receivables Fees. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, without duplication, the consolidated net income (loss) of the Borrower and its Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clauses (iii) through (v) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Borrower’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(ii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that (A) subject to the limitations contained in clauses (iii) through (v) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Borrower’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(iii) any gain or loss realized upon the sale or other disposition of any asset of the Borrower or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, provided that this clause (iii) shall not be applicable with respect to calculating the amount of Consolidated Net Income in clause 6.01(a)(iv)(C)(II);

(iv) any extraordinary gain or loss, and

(v) the cumulative effect of a change in accounting principles.

“Convertible Notes” means the Borrower’s 4% Senior Convertible Notes due 2013.

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“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt Facilities” means the Borrower’s debt facilities (including, without limitation, the Senior Secured Notes, the Additional Notes and the Indenture, the ABL Credit Facility, the European Credit Facility and this Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the Indenture, the ABL Credit Facility, the European Credit Facility or this Agreement, or any other credit agreement or other agreement or indenture).

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non–cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the Financial Officer of the Borrower, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disclosed Matters” means the presently pending actions, suits and proceedings and the presently existing environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 123 days after the Maturity Date; provided, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Maturity Date shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 6.04 and 6.06 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Borrower’s repayment of the Loans as are required to be repaid pursuant to Sections 6.04 and 6.06.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of a State of the United States of America or the District of Columbia.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus, without duplication and to the extent included in calculating such Consolidated Net Income, (i) income tax

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expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization of intangibles and impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles,” and (v) other non-cash charges or non-cash losses (other than non-cash charges to the extent they represent an accrual of or reserve for cash charges in any future period or amortization of a prepaid expense that was paid in a prior period), less, without duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges recorded in any prior period); provided, that if any Restricted Subsidiary is not directly or indirectly owned 100% by the Borrower, EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the EBITDA attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common Equity Interests of such Restricted Subsidiary not owned directly or indirectly by the Borrower on the last day of such period by the Borrower divided by (2) the total number of shares of outstanding common Equity Interests of such Restricted Subsidiary on the last day of such period.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Effective Date” has the meaning specified in Section 4.01.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the

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minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Credit Facility” means the Multicurrency Revolving Facility Agreement dated August 22, 2006 among the Borrower, Smithfield Capital Europe BV, the subsidiary guarantors party thereto, BNP Paribas and Societe General Corporate & Investment Banking, as Arrangers, the lenders party thereto, and Sociéte Générale as Agent and Security Agent, and as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the arrangers and lenders or another arranger or arrangers or one or more other lenders and whether provided under the original European Credit Facility or one or more other credit or other agreements or indentures).

“Events of Default” has the meaning assigned to such term in Article VIII.

“Excess Collateral Proceeds” has the meaning assigned to such term in Section 6.04(b).

“Excess Proceeds” has the meaning assigned to such term in Section 6.04(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Property” has the meaning set forth in the Collateral Documents.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.13(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.13(a).

“Existing Senior Secured Notes” means collectively, the 7.89% Series I Senior Secured Notes due October 1, 2009 and the 9.44% Series K Senior Secured Notes due October 1, 2009, each issued pursuant to the Second Amended and Restated Note Purchase Agreement, dated as of October 29, 2004, among the Borrower and each of the several purchasers named therein.

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“Farm Premises” has the meaning assigned to such term in Section 5.11.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, vice president of finance, treasurer or controller of the Borrower.

“Fiscal Year” means the fiscal year of the Borrower ending on the Sunday closest to April 30 of each year or such other fiscal year as may be determined by the Borrower and the Board of Directors and of which the Administrative Agent shall receive written notice.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Effective Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross PPE” has the meaning assigned to such term in Section 5.11.

“Guaranteed Obligations” has the meaning assigned to such term in Section 7.01.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep–well, to purchase assets, goods, securities or services, to take–or–pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

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“Guarantor Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Effective Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and Attributable Debt of such Person, (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary of the Borrower, any Preferred Stock (but excluding, in each case, any accrued dividends), (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person and (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Indenture” means that certain Trust Indenture dated July 2, 2009 with U.S. Bank National Association as trustee pursuant to which the Senior Secured Notes were issued.

“Information” has the meaning assigned to such term in Section 10.12.

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“Intercreditor Agreement” means that certain Intercreditor Agreement dated July 2, 2009 among JPMorgan Chase Bank, National Association, as administrative agent under the ABL Credit Facility, the Term Collateral Agent, the Borrower and the Subsidiary Guarantors.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in substantially the form of Exhibit D hereto in accordance with Section 2.05.

“Interest Payment Date” means (i) with respect to any ABR Loan, the last day of each March, June, September and December and (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the day that is one, two, or three months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month, shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Borrower or its Restricted Subsidiaries) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.01, “Investment” shall include: (i) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith either by the Board of Directors or Senior Management.

“Investment Grade Status” with respect to the Borrower, shall occur when the Senior Secured Notes receive a rating of “BBB–” or higher from S&P and a rating of “Baa3” or higher from Moody’s.

“Joinder Agreement” means the Joinder Agreement in the form of Exhibit E hereto.

“Junior Lien Collateral Indebtedness” means any Indebtedness of the Borrower or any Subsidiary Guarantor which (x) is or will be secured by a Lien on the Collateral on a basis that is junior to the Obligations (with the exception of the ABL Credit Facility) and (y) has a Stated Maturity date after the Stated Maturity date of the Senior Secured Notes.

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“Lenders” has the meaning assigned to such term in the preamble.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Bloomberg L.P. (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) or any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in an amount equal to the relevant Borrowing in the London interbank market) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next  1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Rabobank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, or any filing of, or any agreement to give any security interest).

“Loan” means an advance made by a Lender pursuant to Section 2.01.

“Loan Amount” has the meaning assigned to such term in Section 6.04(e).

“Loan Documents” means this Agreement, the Collateral Documents, any promissory notes evidencing Loans hereunder and all other documentation now or hereafter executed by or on behalf of any Obligor or any employee of any Obligor and/or delivered in favor of any Secured Party pursuant to or in connection with any of the foregoing.

“London Business Day” means any day that is a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, property or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents to which they are a party, (iii) the Collateral, or the Term Collateral Agent’s Liens (on behalf of the Secured Parties and the holders of the Senior Secured Notes) on the Collateral or the priority of such Liens, or (iv) the rights of or benefits available to the Administrative Agent or the Lenders thereunder.

“Maturity Date” means August 29, 2013.

“Maximum Liability” has the meaning assigned to such term in Section 7.11.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Term Collateral Agent, for the benefit of the Secured Parties and the holders of the Senior Secured Notes, on real property of an Obligor securing the Obligations in each case substantially in the form attached as Exhibit D to the Indenture.

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“Mortgaged Properties” means those real properties listed on Schedule I to the Indenture (as such schedule exists on the date hereof, without giving effect for purposes of this definition to any amendment or other modification thereto unless modified with the consent of the Administrative Agent) and any real property as to which a Mortgage is granted pursuant to Section 5.11(b).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non–cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition); provided, however, that, in the cases of clauses (iv) and (v), upon reversal of any such reserve or the termination of any such escrow, Net Available Cash shall be increased by the amount of such reversal or any portion of funds released from escrow to the Borrower or any Restricted Subsidiary.

“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral deposited in the Collateral Accounts pursuant to the Collateral Documents.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral deposited in the Collateral Accounts pursuant to the Collateral Documents.

“Non-ABL Collateral” means the portion of the Collateral as to which the Term Collateral Agent has a first-priority Lien; and for purposes of clauses (i) and (xvii) of the definition of Permitted Liens, Non-ABL Collateral shall exclude property and assets that become Non-ABL Collateral due to the retirement or cancellation of the ABL Credit Facility without a replacement facility.

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“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Paying Subsidiary Guarantor” has the meaning assigned to such term in Section 7.12.

“Non-Recourse Indebtedness” means Indebtedness (i) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) is liable or provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness or (b) is directly or indirectly liable and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligations” means all obligations, indebtedness, and liabilities of the Borrower and each other Obligor to the Administrative Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Loans, interest on the Loans, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents. The term Obligations includes any and all post-petition interest and expenses (including attorneys’ fees) whether or not allowed under any bankruptcy, insolvency, or other similar law.

“Obligor” means the Borrower, each Subsidiary Guarantor, each other Person granting Liens to secure the Obligations and each other Person who is otherwise obligated for all or any part of the Obligations.

“Offer” has the meaning assigned to such term in Section 6.04(d)(i).

“Officer” means any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Treasurer, the Secretary or the Controller of the Borrower.

“Officers’ Certificate” means a certificate signed by two or more Officers; provided, however, that an Officers’ Certificate given pursuant to this Agreement shall be signed by any one of the principal executive officer, Financial Officer or principal accounting officer of the Borrower.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Loans.

“Pari Passu Offer” has the meaning assigned to such term in Section 6.04(e).

“Participant” has the meaning set forth in Section 10.04(c).

“Paying Subsidiary Guarantor” has the meaning assigned to such term in Section 7.12.

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“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Employee Payments” means Restricted Payments by the Borrower or any Restricted Subsidiary in respect of (i) the repurchase of Capital Stock by the Borrower or any Restricted Subsidiary from an employee of the Borrower or any Restricted Subsidiary or their assigns, estates or heirs upon the death, retirement or termination of such employee or (ii) loans or advances to employees of the Borrower or any of its Subsidiaries made in the ordinary course of business.

“Permitted Holders” means Joseph W. Luter, III or any Person the majority of the equity interests of which is beneficially owned by Joseph W. Luter, III.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in (i) a Restricted Subsidiary, the Borrower or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business, (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business, (iii) Temporary Cash Investments, (iv) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances, (v) securities received as consideration in Asset Dispositions made in compliance with Section 6.04 with the exception of securities received as consideration for Asset Dispositions of any property, plant, equipment or other facility closed and designated in accordance with clause (a)(ii) of Section 6.04, (vi) Investments in existence on the Effective Date (but not in excess of the amount of such Investments in existence on the Effective Date without giving effect to increases or decreases attributable to accounting for the net income of such Investments or subsequent changes in value), (vii) any Investment by the Borrower or a Wholly–Owned Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an Equity Interest and (viii) additional Investments in a Related Business since the Effective Date having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) since the Effective Date that are at that time outstanding, not to exceed 20% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture” means any Person in which the Borrower or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Subsidiary) and whose primary business is related, ancillary or complementary to any of the businesses of the Borrower and its Restricted Subsidiaries at the time of determination.

“Permitted Liens” means, with respect to any Person:

(i) Liens securing Indebtedness Incurred pursuant to clause (b)(i) of Section 6.13; provided that Non-ABL Collateral shall only secure Indebtedness on a first-lien priority basis in an aggregate principal amount not to exceed $1,300,000,000;

(ii) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States

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government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(iii) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(iv) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non–payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(v) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such instruments do not secure the payment of Indebtedness;

(vi) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(vii) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligation;

(viii) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries; provided, that such leases and subleases are subordinated to the Liens of the Term Collateral Agent on the Collateral;

(ix) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(x) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(xi) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set–off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

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(b) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(xii) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(xiii) Liens existing on the Effective Date (excluding Liens permitted under clause (i));

(xiv) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(xv) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(xvi) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Wholly Owned Subsidiary (other than a Receivables Entity);

(xvii) Liens securing Indebtedness incurred after the Effective Date and any Refinancing Indebtedness relating thereto (excluding any Liens securing any other Indebtedness Incurred after the Effective Date permitted under other clauses hereof) in an aggregate principal amount at any one time outstanding not to exceed $475,000,000; provided that (x) the Borrower and its Restricted Subsidiaries shall not be permitted to apply more than $200,000,000 of such Indebtedness for purposes other than the refinancing, redemption or retirement of Indebtedness with a Stated Maturity on or before the Stated Maturity date of the Senior Secured Notes and (y) the aggregate principal amount of Indebtedness secured by first-priority Liens on Non-ABL Collateral permitted under clause (i) of this definition and this clause (xvii) shall not exceed $1,300,000,000;

(xviii) Liens securing Refinancing Indebtedness (other than Liens Incurred under clauses (i) and (xvii) above) incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(xix) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction; and

(xx) Liens securing Indebtedness Incurred under Section 6.13(b)(ix).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.01(d).

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated July 2, 2009, among the Obligors and the Term Collateral Agent, for the benefit of the Secured Parties and the holders of the Senior Secured Notes.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prepayment Fee” has the meaning assigned to such term in Section 2.08.

“Public Bond Documents” means, collectively, the following instruments and agreements:

(i) the Indenture, dated as of October 23, 2001, among the Borrower and SunTrust Bank, as trustee, relating to the Senior Notes due 2009;

(ii) the Indenture, dated as of May 21, 2003, among the Borrower and SunTrust Bank, as trustee, relating to the Senior Notes due 2013;

(iii) the Indenture, dated as of August 4, 2004, among the Borrower and SunTrust Bank, as trustee, relating to the Senior Notes due 2011;

(iv) the Indenture-Senior Debt Securities, dated as of June 1, 2007, among the Borrower and U.S. Bank National Association, as trustee;

(v) the First Supplemental Indenture, dated as of June 22, 2007, among the Borrower and U.S. Bank National Association, as trustee, relating to the Senior Notes due 2017; and

(vi) the Second Supplemental Indenture dated July 8, 2008, among the Borrower and U.S. Bank National Association, as trustee, relating to the Convertible Notes.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a

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Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualified Stock” means any Capital Stock that is not Disqualified Stock.

“Rabobank” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

“Receivables Entity” means a Wholly–Owned Subsidiary of the Borrower (or another Person in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Entity, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction or a factoring or similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness.

“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being deposited into the Collateral Accounts pursuant to the Collateral Documents.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances”, and “refinanced” shall have a correlative meaning) any Indebtedness existing on the

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Effective Date or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary (except that a Subsidiary Guarantor shall not refinance Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor)) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness and (iv) if the Indebtedness being refinanced is subordinated in right of payment to the Loans or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Subsidiary Guarantee on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Borrower or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Business” means any business which is the same as or related, complementary or ancillary to any of the businesses of the Borrower and its Restricted Subsidiaries on the Effective Date.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removed Farm Premises” has the meaning assigned to such term in Section 5.11.

“Required Lenders” means, at any time, Lenders holding more than 50% of the total Loans.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment “ has the meaning assigned to such term in Section 6.01(a)(iv).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Wholly–Owned Subsidiary or between Wholly–Owned Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services.

“SEC” means the Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended.

“Secured Parties” means the Administrative Agent and the Lenders.

“Security Agreements” means the Pledge and Security Agreement and any other pledge or security agreement securing the Obligations entered into, after the date of this Agreement by any other Obligor (as required by this Agreement or any other Loan Document) or any other Person.

“Senior Management” means with respect to the Borrower or any of its Subsidiaries, as the case may be, any one of the Chairman of the Board, the Chief Executive Officer, the President and the Chief Operating Officer or any combination of the foregoing.

“Senior Notes due 2009” means the Borrower’s 8% Senior Notes due 2009.

“Senior Notes due 2011” means the Borrower’s 7% Senior Notes due 2011.

“Senior Notes due 2013” means the Borrower’s 7- 3/4% Senior Notes due 2013.

“Senior Notes due 2017” means the Borrower’s 7- 3/4% Senior Notes due 2017.

“Senior Secured Notes” means (a) the senior secured notes due 2014 issued by the Borrower on July 2, 2009 in a public offering or in a Rule 144A or other private placement and (b) any substantially identical senior notes that are registered under the Securities Act of 1933, as amended, and issued in exchange for the senior notes described in clause (a) of this definition.

“Senior Secured Notes Documents” means any agreement or instrument governing or evidencing the Senior Secured Notes.

“Senior Unsecured Pari Passu Indebtedness” means:

(a) with respect to the Borrower, any Indebtedness that ranks pari passu in right of payment to the Loans but is unsecured with a Stated Maturity date subsequent to the Stated Maturity date of the Senior Secured Notes; and

(b) with respect to any Subsidiary Guarantor, any Indebtedness that ranks pari passu in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee but is unsecured with a Stated Maturity date subsequent to the Stated Maturity date of the Senior Secured Notes.

“Significant Subsidiary” means any Restricted Subsidiary that is a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“Solvent” means, when used with respect to the Borrower and its Subsidiaries, as of any date of determination, (i) the aggregate value of all properties of the Borrower and its Subsidiaries at their present fair saleable value (i.e., the amount which may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, regular market value to mean the amount which could be obtained for the property in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions), exceeds the aggregate amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Borrower and its Subsidiaries, (ii) the Borrower and its Subsidiaries will not, on a consolidated basis, have an unreasonably small capital with

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which to conduct their business operations as contemplated to be conducted and (iii) the Borrower and its Subsidiaries will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer, unless such contingency has occurred).

“Statutory Reserve Rate” means for any day (or for the Interest Period for any Eurodollar Borrowing), a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurodollar liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower (whether outstanding on the Effective Date or thereafter Incurred) which is subordinate or junior in right of payment to the Loans pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, limited liability company, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Obligations by a Subsidiary Guarantor pursuant to the terms of this Agreement or otherwise, and, collectively, all such Guarantees.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Effective Date that provides a Subsidiary Guarantee on the Effective Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with this Agreement); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the terms hereof, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Successor Borrower” has the meaning assigned thereto in Section 6.11.

“Successor Guarantor” has the meaning assigned thereto in Section 6.11.

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“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investments” means any of the following: (i) any Investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or (y) of any foreign country recognized by the United States of America rated at least “A” by S&P or “A–1” by Moody’s, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000.00 (or the foreign currency equivalent thereof) and whose long–term debt is rated “A” by S&P or “A–1” by Moody’s, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P–1” (or higher) according to Moody’s or “A–1” (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s and (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000.00 (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a–7 (or any short–term successor rule) of the SEC, under the Investment Borrower Act of 1940, as amended.

“Term Collateral Agent” means U.S. Bank National Association, as collateral agent for the Secured Parties and the holders of the Senior Secured Notes, appointed as such pursuant to the Term Loan Intercreditor Agreement.

“Term Loan Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement dated July 2, 2009 among the Obligors, U.S. Bank National Association, as trustee under the Indenture for the Senior Secured Notes, US Bank National Association, as the collateral agent thereunder, and the Administrative Agent.

“Title Company” has the meaning assigned to such term in Section 5.11.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent published balance sheet of such Person.

“Total Commitment” means, at any time, the aggregate amount of the Commitments as in effect at such time.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

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“Transactions” means the execution, delivery and performance by each Obligor of Loan Documents to which it is a party, the borrowing of Loans, the granting of the Liens under the Collateral Documents and the use of the proceeds of the Loans.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary (except a Restricted Subsidiary which upon such designation becomes an Unrestricted Subsidiary in accordance with this Agreement); provided that (i) such designation would be permitted under Section 6.01, (ii) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (A) is Guaranteed by the Borrower or any Restricted Subsidiary, (B) is Recourse Indebtedness or (C) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (iii) such Subsidiary does not Guarantee any of the Debt Facilities or, is released from all such Guarantees, and (iv) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Borrower or any Restricted Subsidiary to declare such Indebtedness of the Borrower or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Borrower could Incur $1.00 of additional Indebtedness under Section 6.13(a) and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate that such designation complied with the foregoing provisions.

“Voting Participant” has the meaning assigned to such term in Section 10.04(c).

“Voting Participant Notification” has the meaning assigned to such term in Section 10.04(c).

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly–Owned Subsidiary” means a Restricted Subsidiary, 80% or more of the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by the Borrower.

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Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or “ABR Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE LOANS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make an advance to the Borrower on the Effective Date in an aggregate principal amount equal to such Lender’s Commitment. The Commitments of the Lenders shall terminate on the Effective Date once the Loans are made hereunder or on July 15, 2009 if the Effective Date shall not have occurred by such date. Once repaid or prepaid, the Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Obligations Several. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make the Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types. Subject to Section 2.10, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its

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option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of nine Eurodollar Borrowings outstanding.

(d) Certain Limits on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Loan.

(a) Notification to Administrative Agent. To request the Loans, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request and signed by the Borrower.

(b) Content of Notification. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

(c) Notice by Administrative Agent to Lenders. Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Certain Presumptions. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an Eurodollar Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

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Section 2.04 Funding of Borrowings.

(a) Manner of Funding. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York, New York Time to an account most recently designated by the Administrative Agent for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the Borrowing Request.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) for the first three Business Days, (A) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (B) in the case of the Borrower, the Federal Funds Effective Rate and (ii) thereafter, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall limit the rights of the Borrower against any Lender that fails to make Loans hereunder and each Lender agrees that, to the extent that the Borrower was required to make any payments pursuant to this Section 2.04(b) on account of the failure by such Lender to make Loans hereunder, it shall promptly reimburse the Borrower for such amounts.

Section 2.05 Interest Elections.

(a) Interest Election Requests. The initial Borrowing shall initially be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the Borrowing Request. From and after the Effective Date, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. Subject to the foregoing, the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

(b) Notification by Borrower. To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request and signed by the Borrower.

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(c) Content of Notifications. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02: (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”. If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Certain Presumptions. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.06 Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the unpaid principal amount of the Loans in installments as follows:

(i) an installment in the amount of $25,000,000, due and payable on August 29, 2011; and

(ii) an installment in the amount of $25,000,000, due and payable on August 29, 2012; and

(iii) one final installment in the amount of all outstanding principal, due and payable on the Maturity Date.

(b) Maintenance of Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Maintenance of Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

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(d) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.07 Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (i) prior notice in accordance with paragraph (b) of this Section 2.07; (ii) the payment of any Prepayment Fee due in accordance with Section 2.08; and (iii) the payment of any amounts due under Section 2.12 and provided that the aggregate principal amount of any prepayment that does not result in the prepayment of a Borrowing in full shall be in an integral multiple of $1,000,000.

(b) Notification of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall identify the Borrowing to be prepaid, the prepayment date and the principal amount of such Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

Section 2.08 Prepayment Fee. If Borrower voluntarily or pursuant to Section 6.06 (but not including pursuant to Section 6.04), prepays or repays the Loans in full or in part prior to August 29, 2011, Borrower shall pay to Administrative Agent, for benefit of the Lenders, as liquidated damages and compensation for the costs of making funds available to Borrower under this Agreement, and not as a penalty, an amount determined by multiplying one percent (1%) by the principal amount being prepaid or repaid (the fees payable hereunder, herein the “Prepayment Fees”). The Prepayment Fees payable hereunder shall be paid on the date of the corresponding prepayment or repayment, in Dollars and immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.09 Interest.

(a) ABR Borrowings. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

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(b) Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.09 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.09.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.09 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing, shall be ineffective and (ii) all such Borrowings (unless prepaid) shall be continued as, or converted to, an ABR Borrowing.

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Section 2.11 Increased Costs.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender in Dollars, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificate from Lenders, etc. A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Retroactive Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period

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from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.13 Taxes.

(a) Payment for Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Other Taxes. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Receipts. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Exemptions. Upon becoming a party to this Agreement, each Foreign Lender represents and warrants to the Borrower that it is, on the date such Foreign Lender becomes a party hereto, entitled to complete exemption from withholding tax under the laws of the jurisdiction in which the Borrower is located, or under any treaty to which such jurisdiction is a party, for payments made to it by the Borrower hereunder. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

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(f) Refunds or Credits. If any Lender or the Administrative Agent (i) receives a refund from a taxation authority in respect of any Indemnified Taxes or Other Taxes with respect to which the Borrower has paid additional amounts hereunder or (ii) claims any credit or other tax benefit (such credit to include any increase in any foreign tax credit) with respect to any Taxes or Other Taxes for which it has been indemnified by the Borrower and with respect to which the Borrower has paid additional amounts hereunder which refund, credit or other tax benefit in the sole judgment of such Lender or the Administrative Agent is directly attributable to any such Indemnified Tax or Other Tax paid, such Lender or the Administrative Agent shall promptly pay over to the Borrower the amount of such refund, credit or other tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including any taxes on a refund or on interest received or credited) which such Lender or the Administrative Agent certifies that it has reasonably determined to have been incurred in connection with obtaining such refund, credit or other tax benefit; provided, however, that (i) the Borrower agrees to repay, upon the request of such Lender or the Administrative Agent, the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or credit to such tax authority, (ii) such Lender or the Administrative Agent, as the case may be, shall have no obligation to cooperate with respect to any contest (or continue to cooperate with respect to any contest), or to seek or claim any refund, credit or other tax benefit if such Lender or the Administrative Agent determines that its interest would be materially adversely affected by so cooperating (or continuing to cooperate) or by seeking or claiming any such refund, credit or other tax benefit and (iii) the Borrower shall not have any right to examine the tax returns or other records of any Lender or the Administrative Agent or to obtain any information with respect thereto by reason of the provisions of this Section or any judgment or determination made by any Lender or the Administrative Agent pursuant to this Section.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Manner of Payment. The Borrower shall make each payment (including prepayment) required to be made by it hereunder and under the other Loan Documents (whether of principal, interest, fees or of amounts payable under Section 2.11, Section 2.12 or Section 2.13, or otherwise) prior to 12:00 noon, New York, New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent pursuant to the instructions provided by the Administrative Agent, except that payments pursuant to Section 2.11, Section 2.12, Section 2.13 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute, in like funds, any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) Payments on Non-Business Days. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

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(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) the Borrowing of Loans from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders pro rata according to the amounts of their respective Commitments; (ii) the conversion and continuation of Loans of a particular Type (other than conversions provided for by Section 2.10 hereof) shall be made pro rata among the Lenders according to the amounts of their Loans; (iii) each payment or prepayment of principal of Loans shall be made for account of the Lenders and each payment of the Prepayment Fee, pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the Lenders.

(d) Manner of Application if Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(e) Sharing of Payments. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or the other Loan Documents or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(f) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(g) Withholding by Administrative Agent of Certain Payments. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.11(f) or Section 2.11(j), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

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(h) Application of Proceeds of Collateral. All amounts received under the Subsidiary Guarantee and the Collateral Documents and all proceeds received by the Administrative Agent under the Collateral Documents from the sale or other liquidation of the Collateral shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses) owing to the Administrative Agent in its capacity as Administrative Agent only and then any remaining amount of such proceeds shall be distributed to the Secured Parties, pro rata in accordance with the respective unpaid amounts of Obligations, until all the Obligations have been paid and satisfied in full or cash collateralized. After all the Obligations have been paid and satisfied in full or cash collateralized, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.

(i) Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if pursuant to the Collateral Documents the Administrative Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Administrative Agent to be distributed and shared pursuant to this Section are in a form other than immediately available funds, the Administrative Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by paragraph (h) of this Section. The Secured Parties shall receive the applicable portions (in accordance with the foregoing paragraph (h)) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Administrative Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section is held by the Administrative Agent pursuant to this clause (i), the Administrative Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

(j) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent together with a pro rata portion of any interest paid by or other charges imposed on the Administrative Agent in connection with such rescinded or restored payment.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Change of Lending Office. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or Section 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Obligors’ corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) are permitted by the ABL Credit Facility, the European Credit Facility, the Senior Secured Notes and the Public Bond Documents and will not otherwise violate or result in a default under any of the Public Bond Documents, the ABL Credit Facility, the European Credit Facility, any of the Senior Secured Notes or any other indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except for the Liens contemplated by the Collateral Documents. The Indebtedness Incurred hereunder and under the ABL Credit Facility and the Senior Secured Notes is permitted to be incurred by the Public Bond Documents without compliance with the consolidated coverage ratio test set forth therein.

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Section 3.04 Financial Condition; No Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet, statements of income, shareholders equity and cash flows and pro forma information as of and for the Fiscal Year ended May 3, 2009, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.

(b) No Material Adverse Change. Since May 3, 2009, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) No Material Undisclosed Liabilities. The Borrower does not have on the date of this Agreement any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected in the balance sheets as at May 3, 2009.

Section 3.05 Properties.

(a) Title to Properties. As of the date of this Agreement, Schedule 3.05 sets forth the address of (i) each parcel of real property that is owned by each Obligor and (ii) each parcel of real property that is leased or subleased by each Obligor (A) where the aggregate value of the Inventory of the Obligors at such property is in excess of $5,000,000 and (B) where at least 80% of the Inventory of the Obligors at all leased or subleased real properties is located. Except as could not reasonably be expected to result in a Material Adverse Effect, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Obligor or, to the knowledge of any Obligor, default by any other party to any such lease or sublease exists. Each of the Obligors and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, free of all Liens other than those permitted by Section 6.08.

(b) Intellectual Property. Each Obligor and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business as currently conducted (with respect to any such intellectual property other than the intellectual property listed on Schedule 3.05, except as could not reasonably be expected to result in a Material Adverse Effect). Schedule 3.05 is a complete and correct list of certain intellectual property owned by the Obligors representing approximately 80% of the aggregate value of all the intellectual property owned by the Obligors as of the Effective Date and (i) the use thereof by the Obligors and their Subsidiaries and (ii) the use by the Obligors and their Subsidiaries of all other trademarks, trade names, copyrights, patents and other intellectual property does not (except, in the case of clause (ii), as could not reasonably be expected to result in a Material Adverse Effect) infringe, dilute, misappropriate, or otherwise violate in any respect (“Infringe”) upon the rights of any other Person in a manner that could reasonably be expected to materially impair the value of such intellectual property, taken as a whole, and, except as could not reasonably be expected to result in a Material Adverse Effect, no other Person is Infringing the intellectual property of any Obligor or any other their Subsidiaries. The Obligors’ and their Subsidiaries’ rights in and to any such intellectual property that is material to their business as currently conducted are

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not subject to any licensing agreement or similar arrangement that restricts the use thereof, other than restrictions that do not materially interfere with their ability to conduct their business as currently conducted.

Section 3.06 Litigation and Environmental Matters.

(a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which an adverse determination is reasonably likely and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, the other Loan Documents or the Transactions.

(b) Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Disclosed Matters. Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect. As of the Effective Date the Borrower does not believe that the Disclosed Matters individually or in the aggregate are reasonably likely to have a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.08 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), individually and in the aggregate, did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan or Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

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Section 3.11 Disclosure. The Borrower and its Subsidiaries have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the Offering Memorandum dated June 25, 2009 in respect of Senior Secured Notes, nor any other report, financial statement, certificate or other information furnished by or on behalf of the any Obligor to the Administrative Agent or any Lender in connection with the Transactions or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of “buying” or “carrying” “margin stock” within the meaning of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, and no part of the proceeds of any extension of credit hereunder will be used to “buy” or “carry” any “margin stock”.

Section 3.13 Material Agreements and Liens.

(a) Indebtedness. Part A of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date, of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $20,000,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 3.13.

(b) Liens. Part B of Schedule 3.13 hereto is a complete and correct list, as of the Effective Date, of each Lien securing Indebtedness described in Part A of Schedule 3.13 of any Person covering any property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of said Schedule 3.13.

Section 3.14 Subsidiaries, etc.

(a) Subsidiaries. Set forth in Part A of Schedule 3.14 hereto is a complete and correct list, as of the Effective Date, of all of the Subsidiaries of the Borrower, together with, for each Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary. Except as disclosed in Part A of Schedule 3.14 hereto, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule 3.14 hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Interests with respect to such Person.

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(b) Investments. Set forth in Part B of Schedule 3.14 hereto is a complete and correct list, as of the Effective Date, of all Investments with a value in excess of $5,000,000 (other than Investments disclosed in Part A of said Schedule 3.14 hereto and Investments of the type permitted pursuant to clauses (a), (f), (g), (h), (k), (l) and (n) of Section 6.04 of the ABL Credit Facility) held by the Borrower or any of its Subsidiaries in Person and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule 3.14 hereto, each of the Borrower and its Subsidiaries owns, free and clear of all Liens, all such Investments.

Section 3.15 Solvency. On and as of the Effective Date, immediately prior to and after consummation of the Transactions and after giving effect to all Loans, Liens and other obligations and liabilities being incurred on such date in connection therewith and after giving effect to application of the proceeds thereof in accordance with the terms of the Loan Documents, the Borrower and its Subsidiaries, taken as a whole, are, and each Obligor, individually, is, and will be, Solvent.

Section 3.16 Labor Matters. On and as of the Effective Date, there are no material strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened, which could reasonably be expected to result in a Material Adverse Effect.

Section 3.17 Insurance. The Summary of Insurance for Smithfield Foods, Inc. dated June 3, 2009 prepared by Marsh USA Inc., a copy of which has been provided to the Administrative Agent, sets forth a description of all insurance maintained by or on behalf of the Obligors as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate.

Section 3.18 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Term Collateral Agent, for the benefit of the Secured Parties and the holders of the Senior Secured Notes, and such Liens constitute (or, in case of real property, upon filing of the Mortgages as necessary will constitute) perfected and continuing Liens on the Collateral to the extent required to be perfected by the Collateral Documents, securing the Obligations, enforceable against the applicable Obligor and all third parties, and having priority over all other Liens on the Collateral except (a) in the case of Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Term Collateral Agent pursuant to any applicable law and (b) to the extent otherwise provided by the Intercreditor Agreement.

Section 3.19 Common Enterprise. Each Obligor has determined that the execution, delivery, and performance of the Loan Documents to be executed by such Obligor is within its purpose, will be of direct and indirect benefit to such Obligor, and is in its best interest.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. The obligation of the Lenders to make Loans shall not become effective until the date (the “Effective Date”), on which each of the following conditions is satisfied (or waived in accordance with Section 10.02); provided, that such effectiveness shall in any event occur on or before July 15, 2009):

(a) Execution of Agreement. The Administrative Agent (or its counsel) shall have received from the Borrower, each Subsidiary Guarantor and each Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

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(b) Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c) Borrowing Request. The Administrative Agent shall have received a Borrowing Request, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower.

(d) Opinion of Counsel to the Obligors. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Obligors, addressing the matters relating to each Obligor set forth in Sections 3.01, 3.02, 3.03, 3.06(a), 3.08 and 3.18 and covering such other matters relating to each Obligor, this Agreement, the other Loan Documents or the Transactions as the Required Lenders shall reasonably request (and the Obligors hereby request such counsel to deliver such opinion).

(e) Fees, etc. The Administrative Agent shall have received reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) Approvals. All governmental and third party approvals necessary, or as reasonably determined by the Administrative Agent and the Borrower, advisable in connection with the Transactions shall have been obtained and be in full force and effect.

(g) Collateral Documents. The Administrative Agent shall have received counterparts of the Intercreditor Agreement and the Term Loan Intercreditor Agreement executed by each party thereto (other than the Administrative Agent) and counterparts of the duly executed Security Agreement signed on behalf of the Obligors party thereto and the Term Collateral Agent, together with the following, subject however, to the terms of the Collateral Documents:

(i) all documentation, including UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Collateral Documents;

(ii) the results of the search of the UCC (or equivalent) and Effective Financing Statement filings, tax Liens and judgment Liens made with respect to the Obligors and any predecessor company identified pursuant to the Security Agreements in each jurisdiction (A) in which each Obligor and each predecessor company is organized, (B) where each Obligor and each predecessor company has its chief executive office or has had its chief executive office within the last four months prior to the Effective Date and (C) in which any Collateral is located; and copies of the financing statements (or other documents) disclosed by such search and evidence that the Liens indicated by such financing statements (or similar documents) are permitted by the Agreement or have been released or, simultaneously with the execution of this Agreement, will be released; and

(iii) such other executed documentation that is delivered under the Collateral Documents to perfect and protect the Liens of the Term Collateral Agent;

(h) Insurance. The Administrative Agent shall have received certificates of insurance summarizing the insurance policies of the Obligors required by the Loan Documents.

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(i) Senior Secured Notes. The Administrative Agent shall have received evidence that the Borrower shall have received proceeds of at least $400,000,000 in consideration for the issuance of the Senior Secured Notes. The Administrative Agent shall have received copies of all the Senior Secured Notes Documents, all in form and substance acceptable to the Administrative Agent.

(j) ABL Credit Facility. The Administrative Agent shall have received evidence of the closing and funding of the ABL Credit Facility. The Administrative Agent shall have received copies of the documentation executed and delivered in connection with the ABL Credit Facility, all of which shall be in form and substance acceptable to the Administrative Agent.

(k) Repayment of the Existing Senior Secured Notes. The Administrative Agent shall have received evidence that all the Existing Senior Secured Notes shall have been repaid in full and all Liens securing the repayment thereof shall have been released.

(l) Existing Credit Agreement. All unpaid principal, interest and fees accrued under the Credit Agreement dated August 29, 2008 among the Borrower, Rabobank as the only lender and Rabobank as administrative agent through the Effective Date shall have been paid, or on the Effective Date will be paid.

(m) Additional Information. The Administrative Agent shall have received shall have received such additional documentation and information as the Administrative Agent or its legal counsel may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Audited Financial Statements. On or before the date such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each Fiscal Year of the Borrower), the following:

(i) the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the corresponding consolidated figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like modification, qualification or exception and without any modification, qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (excluding copies of any such financial statements that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within two days after such financial statements become publicly available, stating that such financial statements have been filed with the SEC and are publicly available on EDGAR), and

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(ii) the unaudited consolidated balance sheet and related statements of operations and cash flows of the Borrower and its Restricted Subsidiaries as of the end of and for such year, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) Quarterly Financial Statements. On or before the date such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower), the unaudited consolidated balance sheet and related statements of operations and cash flows of the Borrower and its Subsidiaries (and, separately stated, of the Borrower and its Restricted Subsidiaries without comparative data) as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year certified by one of its Financial Officers and presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries (and of the Borrower and its Restricted Subsidiaries, as the case may be) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes (excluding copies of any such financial statements that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within two days after such financial statements become publicly available, stating that such financial statements have been filed with the SEC and are publicly available on EDGAR);

(c) Compliance Statements. Concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Borrower certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) Accountant No Default Certificate. Concurrently with any delivery of financial statements under clause (a) above, to the extent not available in the Borrower’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in either case filed with the SEC, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) Other Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed (excluding copies of any reports, statements or other materials that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within two days after such reports, statements or other materials become publicly available, stating that such reports, statements and/or other materials have been filed with the SEC and are publicly available on EDGAR) by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

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Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Subject to Section 6.06, the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Restricted Subsidiary and the corporate rights (charter and statutory) licenses and franchises of the Borrower and each Restricted Subsidiary; provided, however, that the Borrower shall not be required to preserve any such existence (except the Borrower), right, license or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Lenders

Section 5.04 Payment of Obligations. The Borrower will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Borrower or any Subsidiary or upon the income, profits or property of the Borrower or any Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of the Borrower or any Restricted Subsidiary; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Borrower) are being maintained in accordance with GAAP.

Section 5.05 Maintenance of Properties. The Borrower will cause all material properties owned by the Borrower or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in normal condition, repair and working order and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower or any of its Restricted Subsidiaries from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Restricted Subsidiary and not adverse in any material respect to the Lenders.

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Section 5.06 Insurance. To the extent available at commercially reasonable rates, the Borrower will maintain, and will cause its Restricted Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses, of similar size in their country of organization, including professional and general liability, property and casualty loss, workers’ compensation and interruption of business insurance. In the event the Borrower determines that insurance satisfying the first sentence of this Section 5.06 is not available at commercially reasonable rates, it shall provide an Officers’ Certificate to such effect to the Administrative Agent and the Administrative Agent may conclusively rely on the determinations set forth therein.

Section 5.07 Compliance with Laws. The Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental regulatory authority, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a Material Adverse Effect.

Section 5.08 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.09 Use of Proceeds. The proceeds of the Loans will be used to repay all indebtedness outstanding under the Credit Agreement dated August 29, 2008 among the Borrower, Rabobank as the only lender and Rabobank as administrative Agent and for other general corporate purposes of the Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.10 Joinder of Additional Domestic Subsidiaries; Automatic Release.

(a) Joinder to Subsidiary Guarantee. The Borrower will cause each Restricted Subsidiary that Guarantees, any time after the Effective Date, any Indebtedness of the Borrower or any Subsidiary Guarantor to execute and deliver to the Administrative Agent a Joinder Agreement pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Obligations on a senior secured basis.

(b) Automatic Release. Notwithstanding the foregoing, in the event (a) a Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees of (i) the ABL Credit Facility and (ii) all other Indebtedness of the Borrower and its Restricted Subsidiaries, and (b) such Subsidiary Guarantor has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under Section 6.13 or such Subsidiary Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under Section 6.13(b), then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released and discharged.

(c) Joinder to Collateral Documents. Each Restricted Subsidiary that becomes a Subsidiary Guarantor on or after the Effective Date shall also become a party to the Collateral Documents

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and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the ABL Collateral and the Non-ABL Collateral) and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Effective Date (but no greater scope)) as may be necessary to vest in the Term Collateral Agent a perfected first or second priority Liens, as the case may be, (subject to Permitted Liens) upon all its properties and assets (other than Excluded Property) in respect of which it is obligated to grant such Lien pursuant to the Collateral Documents as security for the Obligations or the Subsidiary Guarantees and as may be necessary to have such property or asset added to the Collateral as required under the Collateral Documents and this Agreement, and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect; provided, however, that if granting such first or second priority Liens, as the case may be, in any such property or asset requires the consent of a third party, the Borrower will use commercially reasonable efforts to obtain such consent for the benefit of the Term Collateral Agent; provided, further, however, that if after the use of commercially reasonable efforts, such third party does not consent to the first or second priority Liens on an asset or property that would constitute an immaterial portion of the Collateral, the Subsidiary Guarantor will not be required to provide such Liens.

Section 5.11 General Further Assurances; Post Closing Mortgages; After Acquired Property. Subject to the terms of the Collateral Documents, Borrower will, and will cause each Subsidiary who is a Obligor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(a) Real Estate Mortgages and Filings. With respect to Mortgaged Properties:

(i) the Borrower shall deliver to the Term Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, duly executed by the Borrower or the applicable Subsidiary Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith, provided that in jurisdictions that impose mortgage recording taxes, such Mortgage shall not secure indebtedness in an amount exceeding 100% of the fair market value of the applicable Mortgaged Properties, as reasonably determined in good faith by the Borrower) as may be necessary to create a valid, perfected first-priority Lien, subject to Permitted Liens, against the Mortgaged Properties purported to be covered thereby and, to the extent requested by the Administrative Agent or the Term Collateral Agent, proper fixture filings under the UCC on Form UCC-1 for filing under the UCC in the appropriate jurisdictions in which the Mortgaged Properties are located, in order to create in favor of the Term Collateral Agent, a perfected first priority lien and security interest in the fixtures constituting Non-ABL Collateral and a perfected second priority lien and security interest in the fixtures constituting ABL Collateral, which is conveyed by the Mortgages and which can be perfected by the making of such filings, registrations or recordations, prior and superior to the right of any other Person (other than Permitted Liens), shall be filed, registered or recorded, or delivered for filing, as follows: (A) with respect to each of the Mortgaged Properties constituting processing plants, within 150 days of the Effective Date; (B) with respect to Mortgaged Properties which constitute hog farms (“Farm Premises”) with an aggregate value of gross property, plant and equipment before depreciation (as reflected in the Borrower’s financial records, “Gross PPE”) equal to at least 75% of the total Gross PPE of all of the Farm Premises as of May 3, 2009, within 150 days of the Effective Date, and (C) with respect to the remaining Farm Premises, within 320 days of the Effective Date;

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(ii) the Borrower shall deliver to the Term Collateral Agent an ALTA policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance), which shall (A) be in an aggregate amount equal to $825,000,000 (to be proportionally allocated among the Mortgaged Properties for which title insurance is required hereunder); (B) be issued at ordinary rates; (C) insure or commit to insure that the Mortgages insured thereby create valid and enforceable first priority liens and security interests in the real properties described therein, free and clear of all defects and encumbrances, except for the Permitted Liens; (D) name the Term Collateral Agent as the insured thereunder; (E) be in the form of ALTA Loan Policy – 2006 (or equivalent policies); (F) contain such affirmative coverage as are customary in a transaction of this type and the following endorsements, to the extent available in a particular jurisdiction and applicable to the particular real property: Variable Rate; Environmental Protection Lien; Restrictions, Encroachments, Minerals; Future Advance – Priority; Future Advance – Letter of Credit; Access and Entry; Multiple Tax Parcel; Contiguity; First Loss – Multiple Parcels Transaction; Doing Business; Revolving Credit; Usury; Waiver of Arbitration; Address; Mortgage Recording Tax; Pro Tanto (which endorsement shall provide that (x) notwithstanding that the amount of the title insurance policy in favor of the Term Collateral Agent that covers the applicable Mortgaged Property and the amount of the title insurance policy in favor of the ABL Agent covering the same Mortgage Property shall each be equal to the amount allocated to such Mortgage Property, the aggregate amount of title insurance available under both such title insurance policies shall be equal to the amount so allocated and (y) payment under either of the foregoing title policies shall reduce the aggregate amount available under both such title insurance policies); Tie In/Cluster; Riparian Rights; Survey (subject to clause (iii) below, not required for Farm Premises); and Zoning (not required for Farm Premises, and with respect to other Mortgaged Properties, required to the extent the same can be obtained based upon either the existing survey or any new survey done with respect to such Mortgaged Properties and/or a Property Information Report performed by Bock & Clark); and (G) be issued by title companies satisfactory to the Term Collateral Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Term Collateral Agent (the “Title Company”), as follows: (1) with respect to each of the Mortgaged Properties constituting processing plants, within 150 days of the Effective Date, (2) with respect to Farm Premises with a Gross PPE equal to at least 75% of the total Gross PPE of all of the Farm Premises, within 150 days of the Effective Date, and (3) with respect to the remaining Farm Premises, within 320 days of the Effective Date; provided that with respect to any Farm Premises listed on Schedule I to the Indenture (as such schedule exists on the date hereof, without giving effect for purposes of this clause (3) to any amendment or other modification thereto unless modified with the consent of the Administrative Agent) with a notation that title insurance shall not be required, the Borrower and the Subsidiary Guarantors shall only be required to deliver a title report. The Term Collateral Agent shall receive evidence that all premiums in respect of title policies or commitments, title search reports, all charges for mortgage recording tax and all related expenses, if any, have been paid;

(iii) the Borrower shall, or shall cause its Subsidiary Guarantors to, deliver to the Term Collateral Agent, prior to or at the same time as delivery of the title policies or commitments or title search reports referred to in clause (ii) above, a copy of all recorded documents referred to, or listed as exceptions to title in such title policies and a copy of all other material documents affecting the Mortgaged Properties;

(iv) the Borrower shall, or shall cause its Subsidiary Guarantors to, deliver to the Term Collateral Agent, with respect to each of the Mortgaged Properties, (A) an ALTA survey prepared and certified to the Term Collateral Agent by a qualified surveyor or (B) an existing survey if one exists on the Effective Date, with no change affidavit only if the Title Company agrees to remove general survey exceptions and issue comprehensive, address, survey and access endorsements on the title

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policy delivered pursuant to clause (ii) above, or in the alternative with respect to the Farm Premises, an existing survey if one exists on the Effective Date, or copies of plats, mapping data and information or property reports which shall provide reasonable evidence that the hog farms and all related improvements are located on the land owned by the Borrower or the Subsidiary Guarantors, with commercially reasonable efforts to obtain survey endorsements with respect to the title insurance policies on such Farm Premises (to the extent title insurance is required), as follows: (1) with respect to each of the Mortgaged Properties constituting processing plants, within 150 days of the Effective Date, (2) with respect to Farm Premises with an aggregate value of Gross PPE equal to at least 75% of the total Gross PPE of all of the Farm Premises, within 150 days of the Effective Date, and (3) with respect to the remaining Farm Premises, within 320 days of the Effective Date, and

(v) the Borrower shall, or shall cause its Subsidiary Guarantors to, deliver to the Term Collateral Agent, with respect to each of the Mortgaged Properties, an opinion of counsel in the state in which the Mortgaged Properties are located, and an opinion of counsel in the jurisdiction of incorporation or organization of each Subsidiary Guarantor entering into a Mortgage, in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Term Collateral Agent, and zoning reports, such other information, documentation, instruments, certifications and agreements, as are customary in a transaction of this type, as may be reasonably required by the Term Collateral Agent, as follows: (A) with respect to each of the Mortgaged Properties constituting processing plants, within 150 days of the Effective Date, (B) with respect to Farm Premises with an aggregate value of Gross PPE equal to at least 75% of the total Gross PPE of all of the Farm Premises, within 150 days of the Effective Date, and (C) with respect to the remaining Farm Premises, within 320 days of the Effective Date; and

(vi) within the time required above for the delivery of a Mortgage with respect to a parcel of Mortgaged Property, the Borrower shall deliver to the Administrative Agent, a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such parcel of Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or the applicable Obligor, and evidence of flood insurance, in the event any such parcel of Mortgaged Property is located in a special flood hazard area).

Notwithstanding anything to the contrary in clauses (i) through (v) above, in the event the Borrower and the Subsidiary Guarantors cannot, with respect to any Farm Premises owned on the Effective Date (“Removed Farm Premises”) satisfy the delivery requirements as provided in clauses (i) through (v) above after using commercially reasonable efforts to do so, they shall not be deemed to be in default of their obligations under such clauses if, within the time periods required above, the Borrower and the Subsidiary Guarantors deliver the items described in clauses (i) through (v) above with respect to one or more substitute properties of substantially comparable quality and utility and which in the aggregate have a Gross PPE equal to or greater than the Removed Farm Premises, provided that if, within the 320 day time period referred to above the Borrower and the Subsidiary Guarantors are in compliance with clauses (i) through (v) above with respect to the Farm Premises which shall have an aggregate Gross PPE of equal to or greater than 85% of the total Gross PPE of all Farm Premises, then neither a Default nor an Event of Default shall not be deemed to occur if the Borrower and the Subsidiary Guarantors are unable to satisfy the requirements of paragraph (i) through (v) with respect to additional Farm Premises so long as the Borrower and the Subsidiary Guarantors continue to use commercially reasonable efforts to satisfy such requirements.

(b) After Acquired Property. Subject to Permitted Liens and the terms of the Collateral Documents, upon the acquisition by the Borrower or any Subsidiary Guarantor after the Effective Date of (i) any material assets, including, but not limited to, any after-acquired real property or

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any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Collateral, or (ii) any material Additional Assets out of the Net Cash Proceeds from any issuance of Additional Notes or in compliance with Section 6.04 (in each case other than with respect to any Excluded Property or assets constituting Collateral under the Pledge and Security Agreement that become subject to a Lien in favor of the Term Collateral Agent pursuant to the Pledge and Security Agreement upon the acquisition therefor), the Borrower or such Subsidiary Guarantor shall execute and deliver (A) with regard to any real property (other than Excluded Property) that is a hog farm with a Gross PPE of $3,000,000 or more or any other type of real property, including any processing plant, with a fair market value of $10,000,000 or more, the items described under Section 5.11(a) within 60 days of the date of acquisition, and (B) to the extent required by the Collateral Documents, any information, documentation or other certificates as may be necessary to vest in the Term Collateral Agent a perfected Lien, subject only to Permitted Liens, in such after-acquired property (other than Excluded Property) and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Agreement and the Collateral Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

(c) Documents Delivered in connection with the Delivery of Collateral. Where any provision of this Agreement requires that additional property or assets be added to the Collateral, the Borrower and each Subsidiary Guarantor shall deliver to the Administrative Agent and the Term Collateral Agent the following:

(i) a request from the Borrower that such Collateral be added;

(ii) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Collateral Documents entered into or agreed to on the Effective Date, with such changes thereto as the Borrower shall consider appropriate, or in such other form as the Borrower shall deem proper; provided that any such changes or such form are administratively satisfactory to the Administrative Agent and the Term Collateral Agent;

(iii) an Officers’ Certificate to the effect that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the fair market value required by this Agreement;

(iv) an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Agreement to the addition of such Collateral have been complied with, which Opinion of Counsel shall also opine as to the creation and perfection of the Term Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Collateral Document being entered into; and

(v) such financing statements, if any, as the Borrower shall deem necessary to perfect the Collateral Agent’s Liens in such Collateral and, if the Collateral is real property, the other documents required by Section 5.11 (a) with respect thereto but only to the extent such real property satisfies the conditions in the first sentence of Section 5.11(a).

(d) Consents Required Under the Collateral Documents. The Administrative Agent or the Term Collateral Agent, in giving any consent or approval under the Collateral Documents, shall be entitled to receive, as a condition to such consent or approval, an Officers’ Certificate to the effect that the action or omission for which consent or approval is to be given does not adversely affect the interests of the Secured Parties or impair the security of the Secured Parties in contravention of the provisions of the Loan Documents, and the Administrative Agent and the Term Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate.

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(e) Insurance Required. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance (including flood insurance) with respect to the Collateral in compliance with the terms of the ABL Credit Facility.

(i) Non-ABL Collateral. All insurance policies required with respect to the Non-ABL Collateral hereunder and under the ABL Credit Facility (including flood insurance) shall name the Term Collateral Agent as a primary additional insured or as loss payee, as applicable, and the ABL Agent as a secondary additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Term Collateral Agent, which provide that all proceeds thereunder with respect to any Non-ABL Collateral shall be payable to the Term Collateral Agent in the first instance and ABL Agent in the second instance or the Borrower; and (B) such policy and loss payable or mortgagee clauses may be canceled or terminated only upon at least thirty days prior written notice given to the Term Collateral Agent and the ABL Agent.

(ii) ABL Collateral. All insurance policies required with respect to the ABL Collateral hereunder and under the ABL Credit Facility shall name the ABL Agent as a primary additional insured or as loss payee, as applicable, and the Term Collateral Agent as a secondary additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the ABL Agent, which provide that: (A) all proceeds thereunder with respect to any ABL Collateral shall be payable to the ABL Agent in the first instance and Term Collateral Agent in the second instance or the Borrower; and (B) such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least 30 days prior written notice given to the ABL Agent and the Term Collateral Agent.

(iii) Premiums. All premiums on any such insurance shall be paid when due by the Borrower, and summaries of the policies delivered to the ABL Agent and the Term Collateral Agent to the extent required under the ABL Credit Facility (as the same exists on the Effective Date, without giving effect to any amendment or other modification thereof, unless modified with the consent of the Administrative Agent). If the Borrower fails to obtain any insurance as required by this Agreement, the ABL Agent and/or the Term Collateral Agent may obtain such insurance at the Borrower’s expense. By purchasing such insurance, neither the Administrative Agent, the ABL Agent nor the Term Collateral Agent shall be deemed to have waived any Default or Event of Default arising from the Borrower’s failure to maintain such insurance or pay any premiums therefor.

ARTICLE VI

NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Limitation on Restricted Payments.

(a) Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock, as applicable (including any payment in connection with any merger or consolidation involving the Borrower or its Restricted Subsidiaries) except (x) dividends or distributions payable solely in Capital Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Borrower and (y) dividends or distributions payable to the Borrower or a Restricted Subsidiary (and, if such Restricted Subsidiary is not directly or indirectly owned 100% by the Borrower, to its other common stockholders on a pro rata basis),

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(ii) purchase, redeem, retire or otherwise acquire for value any of the Capital Stock of the Borrower held by Persons other than the Borrower or any Restricted Subsidiary of the Borrower,

(iii) purchase, repurchase, redeem, prepay interest, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Indebtedness or Guarantor Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor (other than (a) Indebtedness of the Borrower owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Borrower or any other Subsidiary Guarantor permitted under clause (ii) of the Section 6.13(b), (b) the redemption, purchase, repurchase or other acquisition or retirement for value of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Indebtedness or Guarantor Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition (c) repayments from time to time of advances outstanding under revolving credit facilities, (d) repayments of Indebtedness of Foreign Subsidiaries that is Guaranteed by the Borrower or (e) repayments following the occurrence of a default or event of default under an indenture or other agreement relating to Indebtedness),

(iv) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment referred to in clauses (i) through (iv) being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default or an Event of Default shall have occurred and be continuing (or would result from the Restricted Payment);

(B) the Borrower could not Incur at least an additional $1.00 of Indebtedness under Section 6.13(a); or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to August 4, 2004 would exceed the sum of:

(I) $300,000,000.00;

(II) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) commencing on August 4, 2004 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(III) 100% of the aggregate Net Cash Proceeds received by the Borrower from the issuance or sale of its Capital Stock (other than Disqualified Stock) or other cash capital contributions subsequent to August 4, 2004 (other than (a) an issuance or sale to a Subsidiary of the Borrower and other than an issuance or sale to an employee stock ownership plan or other trust established by the Borrower or any of its Subsidiaries for the benefit of their employees to the extent the

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purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Borrower or any Restricted Subsidiary is the lender or is liable as guarantor or otherwise and (b) Net Cash Proceeds received by the Borrower from the issuance and sale of its Capital Stock (other than Disqualified Stock) or other cash capital contributions to the extent applied to redeem Indebtedness (including the Loans) pursuant to equity clawback provisions);

(IV) the fair market value (as determined in good faith by the Board of Directors of the Borrower) of shares of the Borrower’s Qualified Stock issued to acquire Additional Assets from a third party;

(V) the sum of (i) the amount by which Indebtedness of the Borrower or its Restricted Subsidiaries is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than (a) by a Subsidiary of the Borrower or (b) any conversion of the Convertible Notes) subsequent to August 4, 2004, of any Indebtedness of the Borrower or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Borrower (other than Disqualified Stock) (less the amount of any cash or other property (other than Capital Stock) distributed by the Borrower upon such conversion or exchange) and (ii) the aggregate Net Cash Proceeds received by the Borrower (less any contingent amounts that the Borrower may be required to refund or return) upon the conversion or exchange (other than (a) by a Subsidiary of the Borrower or (b) any conversion of the Convertible Notes) subsequent to August 4, 2004 of any Indebtedness of the Borrower or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock);

(VI) the amount equal to the net reduction in Investments since August 4, 2004 in Unrestricted Subsidiaries resulting from (i) repayments of loans or advances or other transfers of assets to the Borrower or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment (and, with respect to clauses (i) and (ii), without duplication of any amounts included in Consolidated Net Income); and

(VII) to the extent that any Restricted Investment that was made after August 4, 2004 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and (B) the net book value of such Restricted Investment.

(b) Additional Permissions. So long as there is no Default or Event of Default continuing, the provisions of the foregoing paragraph (a) will not prohibit:

(i) any purchase, defeasance or redemption of Capital Stock, Disqualified Stock, Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Indebtedness of the Borrower or Guarantor Subordinated Indebtedness of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, the Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to one of the Borrower’s Subsidiaries or an employee stock ownership plan or other trust established by the Borrower or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness by such plan or trust and for which the Borrower or any Restricted Subsidiary is the lender or is liable as a guarantor or otherwise); provided, however, that (A) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale of Capital Stock shall be excluded in calculations under Section 6.01(a)(iv)(C)(II);

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(ii) (A) any purchase, defeasance or redemption of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Indebtedness of the Borrower or Guarantor Subordinated Indebtedness of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Borrower or (B) any purchase, defeasance or redemption of Guarantor Subordinated Indebtedness of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Guarantor Subordinated Indebtedness or (C) any purchase defeasance or redemption of Junior Lien Collateral Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of Junior Lien Collateral Indebtedness of the Borrower or Senior Unsecured Pari Passu Indebtedness of the Borrower or (D) any purchase defeasance or redemption of Junior Lien Collateral Indebtedness of a Subsidiary Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Junior Lien Collateral Indebtedness of the Borrower or such Subsidiary Guarantor or Senior Unsecured Pari Passu Indebtedness or Guarantor Subordinated Indebtedness of such Subsidiary Guarantor or (E) any purchase, defeasance or redemption of Senior Unsecured Pari Passu Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of Senior Unsecured Pari Passu Indebtedness of the Borrower or (F) any purchase, defeasance or redemption of Senior Unsecured Pari Passu Indebtedness of a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of Senior Unsecured Pari Passu Indebtedness of the Borrower or such Subsidiary Guarantor or Guarantor Subordinated Indebtedness of such Subsidiary Guarantor that, in each case, is permitted to be Incurred pursuant to Section 6.13 and constitutes Refinancing Indebtedness; provided, however, that (A) any such Subordinated Indebtedness or Guarantor Subordinated Indebtedness is subordinated to the Loans or Subsidiary Guarantee, as the case may be, at least to the same extent as such Indebtedness so purchased or redeemed and (B) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iii) the repurchase, redemption or other acquisition or retirement for value of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Indebtedness of the Borrower or Guarantor Subordinated Indebtedness of any of the Restricted Subsidiaries pursuant to a “change of control” or “asset sale” covenant set forth in the indenture or other agreement pursuant to which the same is issued and such “change of control” and “asset sale” covenants are substantially identical in all material respects to the comparable provisions included herein; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture or other agreement pursuant to which the same is issued and provided further that the Borrower has repaid the Loans required to be repaid by the Borrower pursuant to the terms and conditions described in Section 6.04 or 6.06, as the case may be, prior to the repurchase, redemption or other acquisition or retirement for value of such Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Indebtedness or Guarantor Subordinated Indebtedness pursuant to the “change of control” or “asset sale” covenant included in such indenture; provided that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the requirements of Section 6.01(a); provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

(v) any repurchase of an Equity Interest deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; provided however, that such repurchases shall be excluded in subsequent calculations of the amount of Restricted Payments; or

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(vi) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Consolidated Interest Expense”; or

(vii) Permitted Employee Payments in an aggregate amount not in excess of $5,000,000 since August 4, 2004; provided, however, that such payments shall be included in the calculation of Restricted Payments.

Section 6.02 Limitation on Sale/Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless: (a) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Borrower) of the property subject to such transaction; (b) the Borrower or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Debt in respect of such Sale/Leaseback Transaction under Section 6.13; (c) the Borrower or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Loans pursuant to Section 6.08; and (d) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions described in Section 6.04 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Section 6.03 Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower or any other Restricted Subsidiary (it being understood that the priority of Preferred Stock in receiving dividends, or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock),

(b) make any loans or advances to the Borrower or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or

(c) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above);

except:

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Effective Date, including pursuant to this Agreement, the Indenture, the Subsidiary Guarantees, the ABL Credit Facility and the European Credit Facility;

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(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Borrower or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower) and outstanding on such date;

(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing, refunding or replacement of Indebtedness Incurred pursuant to an agreement referred to in the preceding clauses (i) or (ii) or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, rewriting, replacement or refinancing of an agreement referred to in the preceding clauses (i) or (ii) or this clause (iii); provided, however, that the encumbrances and restrictions contained in any such agreement are no less favorable to the Lenders, taken as a whole, than the original encumbrances and restrictions contained in such agreements;

(iv) in the case of clause (c) of this Section 6.03, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or the Equity Interests in the owner of such property or in any Subsidiary of the Borrower that owns a direct or indirect Equity Interest in such owner and (D) ordinary course provisions restricting the assignability of contracts;

(v) any restriction with respect to a Restricted Subsidiary (or any of its property) imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vi) restrictions created in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;

(vii) any customary provisions in leases, subleases or licenses and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(viii) any encumbrance or restriction pursuant to (x) other Indebtedness or Preferred Stock of a Non-Guarantor Restricted Subsidiary; provided that such encumbrances or restrictions will not materially affect the Borrower’s ability to make anticipated principal and interest payments on the Loans (as determined in good faith by the Board of Directors of the Borrower) or (y) other Indebtedness or Preferred Stock of a Subsidiary Guarantor, in each case permitted to be Incurred pursuant to the provisions Section 6.13; and

(ix) any restriction by operation of applicable law.

Section 6.04 Limitation on Sales of Assets.

(a) Limit on Asset Dispositions Of Collateral. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of Collateral unless:

(i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Borrower’s management, or if such Asset Disposition involves consideration in excess of $20,000,000, by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Administrative Agent, (including as to the value of all non-cash consideration), of the Collateral subject to such Asset Disposition;

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(ii) at least 75% of the consideration from such Asset Disposition received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and 100% of the Net Available Cash from Asset Dispositions relating to Non-ABL Collateral is deposited directly into the Collateral Accounts; and

(iii) the remaining consideration from such Asset Disposition that is not in the form of cash or Cash Equivalents is thereupon with its acquisition pledged as Non-ABL Collateral to secure the Obligations, in the case of an Asset Disposition of Non-ABL Collateral, or as ABL Collateral, in the case of an Asset Disposition of ABL Collateral.

Any Net Available Cash deposited into the Collateral Accounts from any Asset Dispositions of Non-ABL Collateral or Recovery Events (as described below) may be withdrawn by the Borrower to be invested by the Borrower in Additional Assets within 360 days of the date of such Asset Disposition or Recovery Event, which Additional Assets are thereupon with their acquisition added to the Collateral securing the Obligations. All of the Net Available Cash received by the Borrower or such Restricted Subsidiary, as the case may be, from any Recovery Event shall be deposited directly into the Collateral Accounts and may be withdrawn by the Borrower or such Restricted Subsidiary to be invested in Additional Assets (which may include performance of a restoration of the affected Collateral) in accordance with the preceding paragraph within 360 days of the date of such Recovery Event.

(b) Collateral Disposition Offer. Any Net Available Cash from Asset Dispositions of Collateral or Recovery Events that are not applied or invested as provided in this subsection (a) or in accordance with the Collateral Documents will be deemed to constitute “Excess Collateral Proceeds.” On or before the 361st day after an Asset Disposition or Recovery Event pursuant to this subsection (a), if the aggregate amount of Excess Collateral Proceeds exceeds $5,000,000, the Borrower will be required to make an offer (“Collateral Disposition Offer”) to all Lenders and the holders of the Senior Secured Notes to repay or purchase the maximum principal amount of the Loans and Senior Secured Notes (on a pro rata basis) to which the Collateral Disposition Offer applies that may be repaid or purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Senior Secured Notes and Loans, plus accrued and unpaid interest to the date of purchase or repayment in accordance with the procedures set forth in this Agreement, in integral multiples of $1,000; provided, however, that to the extent the Excess Collateral Proceeds relate to Asset Dispositions of ABL Collateral, the Borrower may, prior to making a Collateral Disposition Offer, make a prepayment with respect to the maximum principal amount of Indebtedness that is secured by such Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds, at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment or repayment, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to holders of the Senior Secured Notes and to the Lenders in accordance with this paragraph. To the extent that the aggregate amount of Senior Secured Notes and the Loans so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds (after giving effect to the prepayment of Indebtedness secured on a first-priority basis in the case of an Asset Disposition of ABL Collateral), the Borrower may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to the other covenants contained in this Agreement. If the aggregate principal amount

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of Senior Secured Notes surrendered by holders thereof and the amount of the Loans of the Lenders requesting prepayment exceeds the amount of Excess Collateral Proceeds, the Senior Secured Notes and Loans to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Senior Secured Notes and Loans. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

(c) Other Asset Dispositions. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition (other than Asset Dispositions of Collateral which shall be treated in the manner set forth in paragraph (a)) unless:

(i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) (as determined in good faith by the Borrower’s management, or if such Asset Disposition involves consideration in excess of $20,000,000, by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Administrative Agent) of the assets subject to such Asset Disposition;

(ii) at least 75% of the consideration from such Asset Disposition received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (except such requirement of cash or Cash Equivalents shall not apply to any property, plant, equipment or other facility closed and designated as unused, idle or obsolete by either Senior Management or by resolution of the Board of Directors, and in either case set forth in an Officers’ Certificate delivered to the Administrative Agent); and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or such Restricted Subsidiary, as the case may be) as follows (it being understood that actions under clause (B) may occur prior to actions under clause (A)):

(A) to the extent the Borrower or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Stock, Subordinated Indebtedness and Guarantor Subordinated Indebtedness) (and to correspondingly reduce commitments with respect thereto) within 365 days after the date of such Asset Disposition;

(B) to the extent the Borrower or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Borrower or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition; provided, that, at the option of the Borrower, to the extent that the Borrower or such Restricted Subsidiary has (x) at or before the consummation of an acquisition of Additional Assets, announced its intention to make an Asset Disposition in connection with such acquisition (an “Announced Asset Disposition”) and (y) consummated such acquisition of Additional Assets during the period six months prior to the consummation of the Announced Asset Disposition, then the Borrower or such Restricted Subsidiary may deem the Net Available Cash from such Announced Asset Disposition to be reinvested for purposes of determining compliance with this clause (B) to the extent of the investment in such Additional Assets;

(C) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase the Loans and Pari Passu Indebtedness (including, without limitation, the Senior Secured Notes, Senior Notes due 2009, the Senior Notes due 2011, the Senior Notes due 2013 and the Senior Notes due 2017) with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date; and

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(D) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of this Agreement) any corporate purpose; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this paragraph (c) of this Section, the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with paragraph (c) of this Section except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not yet applied in accordance with this Section 6.04 exceeds $10,000,000.

(d) Binding Commitment to Purchase. In the case of the second paragraph of paragraph (a) or clause (c)(iii)(B) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that (A) such Net Available Cash is applied to acquire Additional Assets within 540 days of the Asset Disposition and (B) in the event such binding commitment is later canceled or terminated for any reason before such Net Available Cash is so applied, the Borrower or such Restricted Subsidiary may satisfy its obligations as to any Net Available Cash by entering into another binding commitment within 90 days of such cancellation or termination of the prior binding commitment or termination of the prior binding commitment and applying the Net Available Cash within 180 days of such subsequent binding commitment; provided further that the Borrower or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Disposition.

(e) Application to the Loan; Offer to Purchase. In the event of an Asset Disposition that requires the repayment of Loans pursuant to clause (c)(iii)(C) above, the Borrower will be required to apply such Excess Proceeds (as defined below) to the repayment of the Loans and any other Pari Passu Indebtedness (including, without limitation, the Senior Secured Notes, the Senior Notes due 2009, the Senior Notes due 2011, the Senior Notes due 2013 and the Senior Notes due 2017) outstanding with similar provisions requiring the Borrower to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) the Borrower will make an offer to repay the Loans (an “Offer”) within ten days of such time to all Lenders in accordance with the procedures set forth in this Agreement in the maximum principal amount (expressed as a multiple of $1,000) of Loans that may be repaid out of an amount (the “Loan Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Loans and the denominator of which is the sum of the outstanding principal amount of the Loans and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Borrower will make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Loan Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth herein with respect to the Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Loans and Pari Passu Indebtedness tendered pursuant to the Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Borrower for use in accordance with clause (c)(iii)(D) above. The Borrower shall not be required to make

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an Offer for Loans pursuant to this Section 6.04(e) if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (c)(iii)(A) and (c)(iii)(B) above) (“Excess Proceeds”) is less than $10,000,000 (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(f) Items Deemed Cash. For the purposes of this Section, the following are deemed to be cash: (x) the assumption of Indebtedness of the Borrower (other than Disqualified Stock, Subordinated Indebtedness, Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness) or Indebtedness of any Restricted Subsidiary (other than Guarantor Subordinated Indebtedness, Disqualified Stock, Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness of any Subsidiary Guarantor) and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (y) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted within 30 days by the Borrower or such Restricted Subsidiary into cash and (z) any Designated Non-cash Consideration received by the Borrower or any of the Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value (as determined in good faith by management of the Borrower, or if such Asset Disposition involves consideration in excess of $20,000,000, by a resolution of the Board of Directors), taken together with all other Designated Non-cash Consideration pursuant to this clause (z) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value). Upon the completion of the application of the Net Available Cash from any Asset Disposition pursuant to paragraph (c) above, the amount of Net Available Cash attributable to such Asset Disposition shall be deemed to be zero.

(g) Securities Law Compliance. The Borrower will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repayment of Loans pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Borrower will comply with the applicable securities laws and regulations and will not be deemed to have breached obligations of the Borrower described under this Section 6.04.

Section 6.05 Limitation on Transactions with Affiliates.

(a) Limitation. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service or the making of any Investment) with any Affiliate of the Borrower (an “Affiliate Transaction”) on terms: (i) that are less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s–length dealings with a Person who is not an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10,000,000.00, are not in writing and have not been approved or negotiated and entered into on behalf of the Borrower or such Restricted Subsidiary by Senior Management acting pursuant to authorizing resolutions adopted by a majority of the members of the Board of Directors or by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (i) above). In addition, any Affiliate Transaction involving aggregate payments or other transfers by the Borrower and its Restricted Subsidiaries in excess of $20,000,000.00 will also require an opinion from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are either (i) no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s–length dealings with a Person who is not an Affiliate or (ii) fair to the Borrower or such Restricted Subsidiary, as the case may be, from a financial point of view.

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(b) Additional Permissions. The provisions of Section 6.05(a) shall not prohibit: (i) any Restricted Payment or Permitted Investment permitted to be paid pursuant to Section 6.01, (ii) the performance of the Borrower’s or its Restricted Subsidiary’s obligations under any collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of reasonable fees and compensation to employees, officers or directors as determined in good faith by the Board of Directors or Senior Management (including indemnification to the fullest extent permitted by applicable law, directors’ and officers’ insurance and similar arrangements, employment contracts, non-competition and confidentiality agreements and similar instruments or payments) and entered into in the ordinary course of business, (iv) maintenance in the ordinary course of business of reasonable benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, SERPs, split–dollar life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans as determined in good faith by the Board of Directors or Senior Management, (v) any transaction between the Borrower and a Wholly–Owned Subsidiary or between Wholly–Owned Subsidiaries, (vi) transactions effected as part of a Qualified Receivables Transaction, (vii) any issuance by the Borrower of Capital Stock (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans to the extent reasonable, as determined in good faith by the Board of Directors in the ordinary course of business, and loans or advances to employees in the ordinary course of business of the Borrower or its Restricted Subsidiaries consistent with past practices, (viii) transactions with customers, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower or the Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated third party, in the reasonable determination of the Board of Directors or the Senior Management thereof, (ix) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Borrower and its Restricted Subsidiaries and otherwise in compliance with the terms of this Agreement; provided that in the reasonable determination of the members of the Board of Directors or Senior Management, such transactions are on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person, and (x) any agreement as in effect on the Effective Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect).

Section 6.06 Change of Control.

(a) Require Repayment. Upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrower to repay all or any part of such Lender’s Loans in cash, plus accrued and unpaid interest on the amount repaid, to the date of repayment, any Prepayment Fee then due and any amount due under Section 2.12, if any; provided, however, that the Borrower shall not be obligated to repay the Loans pursuant to this Section 6.06 to the extent that the Borrower has exercised its right to repay the Loans pursuant to the terms of Section 2.07(a).

(b) Repayment of Other Indebtedness. In the event that at the time of such Change of Control the terms of any Indebtedness restrict or prohibit the repayment of the Loans, then prior to the mailing of the notice to Lenders provided for in Section 6.06(c) but in any event within 30 days following any Change of Control, the Borrower shall either (i) repay in full all such Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer or

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(ii) obtain the requisite consent under the agreements governing such Indebtedness to permit the repayment of the Loans as provided for in Section 6.06(c). The Borrower will first comply with the preceding sentence of this Section 6.06(b) before the Borrower will be required to make the Change of Control Offer or to repay the Loans pursuant to this Section 6.06; provided, that compliance with this clause (b) will not extend the time periods set forth in Section 6.06(c) for the Borrower to make an offer to repay the Loans in connection with a Change of Control.

(c) Change of Control Offer. Subject to the provisions of Section 6.06(b), within 30 days following any Change of Control, the Borrower shall mail a notice (the “Change of Control Offer”) to each Lender with a copy to the Administrative Agent stating:

(i) that a Change of Control has occurred and that such Lender has the right to require the Borrower to repay such Lender’s Loans in cash with accrued and unpaid interest, if any, to the date of repayment on the principal amount repaid, together with any Prepayment Fee due with respect thereto and other amounts due under Section 2.12;

(ii) the circumstances and relevant facts and financial information regarding such Change of Control; and

(iii) the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”).

(d) Withdrawal of Acceptance. Each Lender will be entitled to withdraw its election if the Borrower receives, not later than one Business Day prior to the repayment date, a telegram, telex, facsimile transmission or letter from such Lender setting forth the name of such Lender and a statement that such Lender is withdrawing his election to have its Loans repaid. The Borrower will advise the Administrative Agent of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) Payment. On or before the Change of Control Payment Date, the Borrower shall: (i) accept for repayment the Loans or portions thereof offered pursuant to the Change of Control Offer, and (ii) deposit with the Administrative Agent money sufficient to pay the amount of the Loans to be repaid together with the accrued and unpaid interest, if any, to the date of repayment on the principal amount repaid, any Prepayment Fee due with respect thereto and other amounts due under Section 2.09.

(f) Securities Law Compliance. The Borrower will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repayment of Loans pursuant to this Section 6.06. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 6.06, the Borrower will comply with the applicable securities laws and regulations and will not be deemed to have breached obligations of the Borrower described under this Agreement by virtue thereof.

Section 6.07 Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Borrower (i) will not, and will not permit any Restricted Subsidiary to, transfer, convey, lease, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary to any Person (other than to the Borrower or a Wholly–Owned Subsidiary) and (ii) will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (other than directors’ qualifying shares) to any Person (other than to the Borrower or a Wholly–Owned Subsidiary); provided, however, that (x) the Borrower is permitted to sell all the Capital Stock of a Restricted Subsidiary as long as the Borrower is in compliance with the terms of Section 6.04 and (y) the Borrower is permitted to sell less than all of the Capital Stock of a Restricted Subsidiary if (A) immediately after giving effect to such sale such Restricted Subsidiary either continues to be a Restricted Subsidiary or if such Restricted Subsidiary would no longer

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constitute a Restricted Subsidiary then the Investment in such Person remaining after giving effect to such sale would have been permitted to be made under Section 6.01 if made on the date of such issuance or sale and (B) the Borrower is in compliance with the terms of Section 6.04. In the case of clause (x), such Restricted Subsidiary, if a Subsidiary Guarantor, will be automatically released from all its obligations under this Agreement, its Subsidiary Guarantee, the Collateral Documents, and the Liens (if any) on the Collateral pledged by such Subsidiary Guarantor pursuant to the Collateral Documents shall be released with respect to the Loans if all the obligations of such Subsidiary Guarantor under its Guarantee under all other Debt Facilities and related documentation and any other agreements relating to any other Indebtedness of the Borrower or its Restricted Subsidiaries terminate upon consummation of such sale.

Section 6.08 Limitation on Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Borrower or such Restricted Subsidiary, including any Guarantee of such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

Section 6.09 Limitation on Lines of Business. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Section 6.10 Effectiveness of Covenants. The covenants described in Sections 5.01, 5.10, 6.01, 6.03, 6.04, 6.05, 6.07, 6.09 and 6.13 will no longer be in effect upon the Borrower reaching Investment Grade Status.

Section 6.11 Merger and Consolidation.

(a) Borrower Merger and Consolidation. The Borrower will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into the Borrower, unless:

(i) the resulting, surviving or transferee Person (the “Successor Borrower”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Borrower (if not the Borrower) will expressly assume, by a written instrument, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, all the obligations of the Borrower under the Loans Documents and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Borrower, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions;

(ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, the Successor Borrower would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of Section 6.13;

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(iv) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have confirmed in writing that its Subsidiary Guarantee shall apply to the Successor Borrower’s obligations in respect of the Loan Documents and its obligations under the Collateral Documents shall continue to be in effect, and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions; and

(v) the Borrower will have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Agreement and the other Loan Documents (as applicable).

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower. The Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents, but the predecessor Borrower in the case of a conveyance, transfer or lease of all or substantially all of its assets will not be released from the obligation to pay the principal of and interest on the Loans or any of the other Obligations. Solely for the purpose of computing amounts described in Section 6.01(a)(iv)(C)(II), (III) and (V), the Successor Borrower shall only be deemed to have succeeded and be substituted for the Borrower with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets. Notwithstanding Section 6.11(a)(ii) and (iii) and Section 6.11(b)(ii), the Borrower may merge with an Affiliate incorporated exclusively for the purpose of reincorporating the Borrower in another jurisdiction to realize tax or other benefits.

(b) Subsidiary Guarantors. Each Subsidiary Guarantor will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into such Subsidiary Guarantor, unless the transaction is made in compliance with Section 6.04 and 6.07, or

(i) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not the Subsidiary Guarantor) will expressly assume in writing all the obligations of such Subsidiary Guarantor under the Loan Documents and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions;

(ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

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(iii) each other Subsidiary Guarantor shall have delivered a written instrument in form and substance satisfactory to the Administrative Agent confirming its Subsidiary Guarantee and that its obligations under the Loan Documents shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions; and

(iv) the Borrower will have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption of the Subsidiary Guarantee, if applicable, comply with this Agreement.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of such Subsidiary Guarantor, which properties and assets if held by such Subsidiary Guarantor instead of its Subsidiaries, would constitute all or substantially all of the properties and assets of such Subsidiary Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Subsidiary Guarantor. Notwithstanding Section 6.11(a)(ii) and (iii) and Section 6.11(b)(ii), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower.

Section 6.12 Fiscal Periods. If the Borrower changes the manner of determining the last day of its Fiscal Year or the last days of the first three fiscal quarters in each of its Fiscal Years, the parties hereto shall negotiate in good faith to agree to modify any financial calculations and determinations hereunder to reflect their original intent in light of such changes, and if they fail so to agree all such financial calculations determinations hereunder shall continue to be made as if such change had not occurred.

Section 6.13 Limitation on Indebtedness.

(a) Incurrence Test. The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Borrower and the Subsidiary Guarantors may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than 2.00:1.00.

(b) Additional Permitted Indebtedness. Notwithstanding the foregoing paragraph (a), the Borrower and the Restricted Subsidiaries, as set forth below, may Incur the following Indebtedness:

(i) (A) Indebtedness Incurred pursuant to the Debt Facilities and (B) the Incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is nonrecourse to the Borrower or any of its Subsidiaries (except for Standard Securitization Undertakings) in an aggregate principal amount for Indebtedness Incurred under clauses (A) and (B) not to exceed the greater of (x) $2,375,000,000, less the aggregate amount of all repayments of principal actually made under the ABL Credit Facility since the Effective Date with Net Available Cash from Asset Dispositions pursuant to clause (c)(iii)(A) of Section 6.04 and all repayments of principal under Indebtedness actually made since the Effective Date with Net Available Cash from Asset Dispositions of Collateral pursuant to Collateral Disposition Offers and (y) the Borrowing Base;

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(ii) Indebtedness of the Borrower owing to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any Wholly Owned Subsidiary; provided, however,

(A) if the Borrower is the obligor on such Indebtedness, such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations;

(B) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Borrower or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(C) (x) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness ceasing to be held by the Borrower or a Wholly Owned Subsidiary of the Borrower and (y) any sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Wholly Owned Subsidiary of the Borrower,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be.

(iii) any Indebtedness (other than the Indebtedness described in clauses (i), (ii) (iv), (v), (vi) or (viii) of this clause (b)) outstanding on the Effective Date, including the Convertible Notes, the Senior Secured Notes, the Senior Notes due 2009, the Senior Notes due 2011, the Senior Notes due 2013 and the Senior Notes due 2017 then in existence, and any Guarantees related thereto, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) of this Section 6.13;

(iv) Guarantees by (x) the Borrower or Subsidiary Guarantors of Indebtedness Incurred by the Borrower or a Subsidiary Guarantor in accordance with the provisions of the Agreement, provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Indebtedness or a Guarantor Subordinated Indebtedness, then the related Guarantee shall be subordinated in right of payment to the Obligations or the Subsidiary Guarantee, as the case may be, and (y) the Borrower (solely with respect to Indebtedness of Foreign Subsidiaries) and Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of this Agreement;

(v) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(vi) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(vii) Indebtedness (in addition to Indebtedness described in clauses (i) and (iii)) of the Borrower or any Restricted Subsidiary attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Debt in respect of Sale/Leaseback Transactions, in an aggregate principal amount at any time outstanding, since the Effective Date, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (vii), not in excess of $75,000,000;

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(viii) Indebtedness of a Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower or any Restricted Subsidiary (other than Indebtedness Incurred (A) as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower or a Restricted Subsidiary or (B) otherwise in connection with, or in contemplation of, such acquisition) and any Refinancing Indebtedness with respect thereto; provided, however, that on the date of any such acquisition of a Restricted Subsidiary, the Borrower shall have been able to Incur at least an additional $1.00 of Indebtedness under paragraph (a) of this Section 6.13 after giving effect to such acquisition and the Incurrence of such Indebtedness pursuant to this clause (viii);

(ix) Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (ix) since the Effective Date and then outstanding, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (ix), will not in the aggregate exceed $200,000,000; and

(x) Indebtedness (in addition to Indebtedness described in clauses (i)-(ix)) in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (x) since the Effective Date and then outstanding, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (x), will not in the aggregate exceed $75,000,000.

(c) Limitation of Refinancing by Borrower of Subordinated Indebtedness. Notwithstanding the foregoing, the Borrower will not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness unless such Indebtedness (i) will be subordinated to the Obligations to at least the same extent as such Subordinated Indebtedness and (ii) will not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded.

(d) Limitation of Refinancing by a Subsidiary Guarantor of Subordinated Indebtedness and Indebtedness of Non-Guarantor Restricted Subsidiaries. No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Indebtedness of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Indebtedness. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Borrower or a Subsidiary Guarantor, except to the extent that the Indebtedness of the Borrower so refinanced consists of the Guarantee of Indebtedness of a Non-Guarantor Restricted Subsidiary.

(e) Limitation on Unrestricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Indebtedness; provided, however, if any such Indebtedness ceases to be Non-Recourse Indebtedness, such event shall be deemed to constitute an Incurrence of Indebtedness by the Borrower or a Restricted Subsidiary.

(f) Determining Compliance with this Section 6.13. For purposes of determining compliance with this Section, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section, the Borrower, in its sole discretion, shall classify such item of Indebtedness on the Effective Date or on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses. The incurrence of Indebtedness represented

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by the Loans and the Subsidiary Guarantees issued on the Effective Date and all Indebtedness outstanding on the Effective Date under the ABL Credit Facility, the European Credit Facility and the Senior Secured Notes shall be deemed initially Incurred on the Effective Date under clause (i) of the paragraph (b) of this Section 6.13.

(g) Dollar Equivalents. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Borrower may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 6.14 Impairment of Liens. Neither the Borrower nor any of its Restricted Subsidiaries shall take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Term Collateral Agent and the Secured Parties with respect to the Collateral. Neither the Borrower nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Term Collateral Agent), any interest whatsoever in the Collateral, other than Permitted Liens. Neither the Borrower nor any of its Restricted Subsidiaries shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Agreement and the Intercreditor Agreement. The Borrower shall, and shall cause each Subsidiary Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Administrative Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.

ARTICLE VII

SUBSIDIARY GUARANTEE

Section 7.01 Guaranty. Each Subsidiary Guarantor (other than those that have delivered a separate Subsidiary Guarantee) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) (which obligation in respect of counsel shall be limited to one counsel for the Administrative Agent and one counsel for the Lenders, unless there is an actual or perceived conflict of interest, in which case each Lender shall be entitled to its own counsel, as well as, in each case, other special and local counsel) and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Subsidiary Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Subsidiary Guarantor further

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agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Subsidiary Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 7.02 Guaranty of Payment. This Subsidiary Guarantee is a guaranty of payment and not of collection. Each Subsidiary Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrower, any Subsidiary Guarantor, or any other Obligor, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 7.03 No Discharge or Diminishment of Subsidiary Guarantee. Except as otherwise provided for herein, the obligations of each Subsidiary Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligor, or their assets or any resulting release or discharge of any obligation of any Obligor; or (iv) the existence of any claim, setoff or other rights which any Subsidiary Guarantor may have at any time against any Obligor, the Administrative Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

Section 7.04 No Setoff or Counterclaim. The obligations of each Subsidiary Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligor, of the Guaranteed Obligations or any part thereof.

Section 7.05 No Impairment. Further, the obligations of any Subsidiary Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Subsidiary Guarantor or that would otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 7.06 Defenses Waived. To the fullest extent permitted by applicable law, each Subsidiary Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Subsidiary Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Subsidiary Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligor, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an

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assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligor or exercise any other right or remedy available to it against any Obligor, without affecting or impairing in any way the liability of such Subsidiary Guarantor under this Subsidiary Guarantee except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against any Obligor or any security.

Section 7.07 Rights of Subrogation. No Subsidiary Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligor, or any Collateral, until the Obligors and the Subsidiary Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.

Section 7.08 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Subsidiary Guarantor’s obligations under this Subsidiary Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Subsidiary Guarantee. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Subsidiary Guarantors forthwith on demand by the Lender.

Section 7.09 Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Subsidiary Guarantor assumes and incurs under this Subsidiary Guarantee, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise any Subsidiary Guarantor of information known to it regarding those circumstances or risks.

Section 7.10 Taxes. All payments of the Guaranteed Obligations will be made by each Subsidiary Guarantor free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Subsidiary Guarantor shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Subsidiary Guarantor shall make such deductions and (iii) such Subsidiary Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Section 7.11 Maximum Liability. The provisions of this Subsidiary Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Subsidiary Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor’s liability under this Subsidiary Guarantee, then, notwithstanding any other provision of this Subsidiary Guarantee to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor’s “Maximum

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Liability”). This Section with respect to the Maximum Liability of each Subsidiary Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Subsidiary Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law. Each Subsidiary Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Subsidiary Guarantor without impairing this Subsidiary Guarantee or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Subsidiary Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 7.12 Contribution. In the event any Subsidiary Guarantor (a “Paying Subsidiary Guarantor”) shall make any payment or payments under this Subsidiary Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Subsidiary Guarantee, each other Subsidiary Guarantor (each a “Non-Paying Subsidiary Guarantor”) shall contribute to such Paying Subsidiary Guarantor an amount equal to such Non-Paying Subsidiary Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Subsidiary Guarantor. For purposes of this Article VII, each Non-Paying Subsidiary Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Subsidiary Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Subsidiary Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Subsidiary Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Subsidiary Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Subsidiary Guarantors hereunder (including such Paying Subsidiary Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Subsidiary Guarantor, the aggregate amount of all monies received by such Subsidiary Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Subsidiary Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Subsidiary Guarantor’s Maximum Liability). Each of the Subsidiary Guarantors covenant and agree that its right to receive any contribution under this Subsidiary Guarantee from a Non-Paying Subsidiary Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Lenders and the Subsidiary Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 7.13 Liability Cumulative. The liability of each Obligor as a Subsidiary Guarantor under this Article VII is in addition to and shall be cumulative with all liabilities of each Obligor to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Obligor is a party or in respect of any obligations or liabilities of the other Obligors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 7.14 Release. A Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee and the other Loan Documents to which it is a party if all the Obligations are indefeasibly paid in full. Upon the sale or disposition of a Subsidiary Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not the Borrower or a Restricted Subsidiary, such Subsidiary Guarantor will be automatically and unconditionally released from all its obligations under this Agreement and its Subsidiary Guarantee and the Collateral Documents to which it is a party, such Subsidiary Guarantee will terminate and the Liens, if any, on the Collateral pledged by such Subsidiary Guarantor pursuant to the Collateral Documents shall be released with respect to the Obligations if (x) the sale or other disposition is in compliance with this Agreement, including Section 6.04 (it being

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understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Agreement needs to be applied in accordance therewith at such time), Section 6.07 and Section 6.11 and (y) all the obligations of such Subsidiary Guarantor under all Debt Facilities and related documentation and any other agreements relating to any other Indebtedness of the Borrower or its Restricted Subsidiaries terminate upon consummation of such transaction. Each Subsidiary Guarantor will be released from its obligations under this Agreement, its Subsidiary Guarantee and the Collateral Documents to which it is a party if the Borrower designated such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Agreement. Without the consent or other agreement of any Lender, the Administrative Agent is authorized to release a Subsidiary Guarantor, and shall release such Subsidiary Guarantor, upon the delivery of an Officers’ Certificate certifying in writing to the Administrative Agent that the conditions for such release described in Sections 5.10(b), 6.07 or this Section 7.14 have been satisfied. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon requests of the Borrower without the consent or further agreement of any Lender.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower defaults in any payment of interest on any Loan when the same becomes due and payable, and such default continues for a period of 30 days;

(b) the Borrower defaults in the payment of the principal of any Loan when the same becomes due and payable at its Stated Maturity, upon required repurchase, upon declaration or otherwise;

(c) any representation, warranty or certification made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any Subsidiary Guarantor fails to comply with Section 6.11;

(e) the Borrower or any Restricted Subsidiary fails to comply with Sections 5.01, 5.10, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09 or 6.13 (in each case other than a failure to repay the Loans when required pursuant to Section 6.04 or 6.06, which failure shall constitute an Event of Default under clause (b)) and such failure continues for 30 days after the Borrower receives written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary Guarantor defaults in the performance of or a breach by the Borrower of any other covenant or agreement in this Agreement or any other Loan Document (other than those referred to in clauses (a), (b), (c), (d) or (e) above), and such default continues for a period of 60 days after the Borrower receives written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender); provided, however, that in no event shall a failure to observe or perform any covenant set forth in Section 5.11 or 6.14 with respect to the filing and recording of Mortgages, the description of the Collateral or the Obligations, or the perfection of any Lien over after-acquired property constitute a Default or an Event of Default hereunder until the receipt by the Borrower of any notice from the trustee under the Indenture (or any required percentage of holders entitled to deliver such notice under the Indenture) of a default under the Indenture with respect to the failure to comply with the corresponding obligations under the Indenture;

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(g) the failure by any Subsidiary Guarantor that is a Significant Subsidiary (if any) to comply with its obligations under any Subsidiary Guarantee or Collateral Document to which such Subsidiary Guarantor is a party, after any applicable grace period; provided, however, that in no event shall a failure to observe or perform any covenant set forth in Section 5.11 or 6.14 with respect to the filing and recording of Mortgages, the description of the Collateral or the Obligations, or the perfection of any Lien over after-acquired property constitute a Default or an Event of Default hereunder until the receipt by the Borrower of any notice from the trustee under the Indenture (or any required percentage of holders entitled to deliver such notice under the Indenture) of a default under the Indenture with respect to the failure to comply with the corresponding obligations under the Indenture;

(h) Indebtedness of the Borrower or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof if the total amount of such unpaid or accelerated Indebtedness exceeds $25,000,000 or its foreign currency equivalent at the time;

(i) the Borrower or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors; or

(v) takes any comparable action under any foreign laws relating to insolvency;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Borrower or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Borrower or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of the Borrower or any Significant Subsidiary; or

(iv) any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days;

(k) any judgment or decree for the payment of money in excess of $25,000,000 or its foreign currency equivalent at the time in the aggregate for all such final judgments or orders against the Borrower or a Significant Subsidiary if (i) an enforcement proceeding thereon is commenced and not discharged within ten days or (ii) such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived, stayed or bonded;

(l) the failure of any Subsidiary Guarantee or Collateral Document entered into by a Subsidiary Guarantor (if any) which is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any such Subsidiary Guarantor of its obligations under any Subsidiary Guarantee or Collateral Document if such Default continues for 30 days; and

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(m) with respect to any Collateral having a fair market value in excess of $25,000,000, individually or in the aggregate, (i) the failure of the Lien with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of the Loan Documents and other than the satisfaction in full of all Obligations if such Default continues for 60 days after notice from the Administrative Agent, (ii) the declaration that the Lien with respect to such Collateral created under the Collateral Documents or under the Loan Documents is invalid or unenforceable, if such Default continues for 60 days after notice from the Administrative Agent or (iii) the assertion by the Borrower or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such Lien is invalid or unenforceable then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon such a declaration, such principal and interest will be due and payable immediately. In the event of a declaration of acceleration because an Event of Default set forth in clause (h) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event triggering such Event of Default pursuant to clause (h) shall be remedied or cured by the Borrower and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. In addition, if any Event of Default shall exist, the Administrative Agent may direct the Term Collateral Agent to foreclose or otherwise enforce any Lien granted to for the benefit of the Secured Parties to secure payment and performance of the Obligations to the extent permitted by and in accordance with the terms of the Intercreditor Agreement, the Term Loan Intercreditor Agreement and the other Loan Documents and exercise any and all rights and remedies afforded by applicable law, by any of the Loan Documents, by equity, or otherwise.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each Lender specifically authorizes the Administrative Agent to enter into the Term Loan Intercreditor Agreement on its behalf and to bind such Lender to the terms thereof.

Section 9.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

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Section 9.03 Limitation of Duties and Immunities. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Event of Default; Direction of the Required Lenders. The Administrative Agent shall take such action (subject to Section 10.02(b) hereof and subject to the right of the Administrative Agent to receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.03(c) hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take such action) with respect to the notice of a Default or Event of Default referred to in the preceding section as shall be directed by the Required Lenders; provided, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such notice of Default or Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

Section 9.05 Reliance on Third Parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.06 Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and

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powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.07 Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.08 Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.09 Release of Liens on the Collateral. The Liens on the Collateral will be released with respect to the Obligations:

(a) in whole, upon payment in full of the Obligations;

(b) in part, as to any property constituting Collateral (i) that is sold or otherwise disposed of by the Borrower or any of its Restricted Subsidiaries in a transaction permitted by Section 6.04 and by the Collateral Documents, to the extent of the interest sold or disposed of, or otherwise not prohibited by this Agreement and the Collateral Documents; (ii) that is cash or Net Available Cash withdrawn from the Collateral Accounts for any one or more purposes permitted by subsection (a) of Section 6.04 or for any other expenditures not prohibited by this Agreement; (iii) with respect to ABL Collateral, upon any release, sale or disposition (other than in connection with a cancellation or termination of the ABL Credit Facility) of any ABL Collateral pursuant to the terms of the ABL Credit Facility resulting in the release of the Lien on such Collateral securing the ABL Credit Facility; or (D) otherwise in accordance with, and as expressly provided for under, this Agreement or any Collateral Document;

(c) that is owned by a Subsidiary Guarantor that is released from its Subsidiary Guarantee in accordance with this Agreement; and

(d) with the consent of Lenders of sixty six and two-thirds percent (66- 2/3%) in aggregate principal amount of the Loans,

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(e) in whole if the holders of the Senior Secured Notes agree to release the Liens covering all of the Collateral;

provided, that, in the case of any release in whole pursuant to this Section 9.09(a), all amounts owing to the Administrative Agent under this Agreement and the other Loan Documents in its capacity as such have been paid. For the release of real properties that have a fair market value of $10,000,000 or more and that constitute Non-ABL Collateral, the Borrower and each Subsidiary Guarantor will furnish to the Administrative Agent, upon request, prior to each proposed release of such Non-ABL Collateral pursuant to the Collateral Documents and this Agreement an Officers’ Certificate (i) requesting such release and (ii) to the effect that all conditions precedent provided for in this Agreement and the Collateral Documents to such release have been complied with. Upon compliance by the Borrower or the Subsidiary Guarantors, as the case may be, with the conditions precedent set forth above, the Administrative Agent shall direct the Term Collateral Agent to promptly released and reconveyed to the Borrower, or its Subsidiary Guarantors, as the case may be, the released Non-ABL Collateral.

Section 9.10 Deletion of Excluded Property. Notwithstanding any provision to the contrary herein, as and when requested by the Borrower, the Administrative Agent shall instruct the Term Collateral Agent to execute and deliver UCC financing statement amendments or releases that delete Excluded Property from any previously filed financing statements that included such Excluded Property in the description of the assets covered thereby. If requested in writing by the Borrower, the Administrative Agent shall instruct the Term Collateral Agent to execute and deliver such documents, instruments or statements and to take such other action as the Borrower may request to evidence or confirm that the Collateral falling under the release provisions of Section 9.09 has been released from the Liens of each of the Collateral Documents.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Notice Address. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Obligor, to it at Smithfield Foods, Inc. at 200 Commerce Street, Smithfield, VA 23430, Attention: Carey J. Dubois (Telecopy No. 757-365-3025) and Carey Dubois (Telecopy No. 757-365-3073);

(ii) if to the Administrative Agent or Rabobank individually, to it at c/o Corporate Services, Manjur Ahmed, 10 Exchange Place, 16th Floor, Jersey City, New Jersey 07302; Phone: 201-499-5432; Fax: 201-499-5326; with a copy to Rabobank Nederland, 13355 Noel Road, Suite 1000, Dallas, TX 75240-6645, United States of America, Attention James V. Kenwood; Telecopy (972) 419-6315; Telephone: (972) 419-5282; and

(iii) if to any other Lender (other than Rabobank) to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Notification. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its

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discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications;

(c) Change of Notice Address. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Transmission System. The Obligors and the Lenders agree that the Administrative Agent may make the Communications available to the Lenders and the Obligors by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) Communications Through the Platform. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Section 10.02 Waivers; Amendments.

(a) Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Amendment to Loan Documents. Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligors and the Required Lenders (and if applicable, the other parties thereto); provided, that no such agreement shall:

(i) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

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(ii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby,

(iii) change Section 2.14 in a manner that would alter the pro rata treatment of Lenders required thereby, without the written consent of each Lender,

(iv) change any of the provisions of this Section 10.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

(v) release any Subsidiary Guarantor from any Subsidiary Guarantee without the written consent of each Lender except as specifically permitted hereby or by the Term Loan Intercreditor Agreement, or

(vi) except in connection with the exercise of its rights and remedies in therein after an Event of Default or as specifically permitted hereby or by the Collateral Documents, release all or any substantial portion of the Collateral without the written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Section 10.03 Expenses; Indemnity: Damage Waiver.

(a) Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the fees, charges, disbursements and any other amounts paid to or on behalf of the Collateral Agent under the Term Loan Intercreditor Agreement and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender and the fees, charges and disbursements of the Term Collateral Agent and its counsel in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any

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property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Indemnification by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) No Consequential Damages, etc. To the extent permitted by applicable law, no Obligor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payment Due Dates. All amounts due under this Section 10.03 shall be payable promptly after written demand therefor.

Section 10.04 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by an Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments) and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld); provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a), (b), (h) or (i) of Article VIII has occurred and is continuing, any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld).

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(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VIII has occurred and is continuing, if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12, Section 2.13, and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by paragraph (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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(c) Participations. (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Obligors, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to Section 10.02(b) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, Section 2.12 and Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided, such Participant shall be subject to Section 2.14(f) as though it were a Lender. Notwithstanding anything in this paragraph to the contrary, any bank or other lending institution that is a member of the Farm Credit System that (A) has purchased a participation or sub-participation in the minimum amount of $10,000,000 on or after the Effective Date, (B) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank or other lending institution that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (C) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant or sub-participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (1) state the full name, as well as all contact information required of an Assignee in any Administrative Questionnaire and (2) state the dollar amount of the participation or sub-participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.11 or Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(e) as though it were a Lender.

(d) Pledges by Lenders. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or the Farm Credit Funding Corp. or to any other entity organized under the Farm Credit Act, as amended, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) No Assignments to Borrower and Affiliates. Anything in this Section 10.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any Affiliates or Subsidiaries of the Borrower without the prior consent of each Lender.

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Section 10.05 Survival. All covenants, agreements, representations and warranties made by any Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.11, Section 2.12, Section 2.13 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of the applicable Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with, and this Agreement, the other Loan Documents and all matters arising out of or relating in any way whatsoever to the Loan Documents (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

TERM LOAN AGREEMENT, Page 85

(b) Submission to Jurisdiction. EACH OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor the or its properties in the courts of any jurisdiction.

(c) Waiver of Forum Matters. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or the other Loan Documents, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this

TERM LOAN AGREEMENT, Page 86

Agreement or the other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Obligor, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than an Obligor. For the purposes of this Section 10.12, “Information” means all information received from any Obligor relating to any Obligor’s business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from an Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Acknowledgments. Each Obligor acknowledges that:

(a) neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to any Obligor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders on the one hand, and each Obligor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any party or parties hereto.

Section 10.14 Construction. The Obligors, the Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 10.15 Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

Section 10.16 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Obligor in accordance with the Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Act.

TERM LOAN AGREEMENT, Page 87

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

SMITHFIELD FOODS, INC.

By:	/s/ Carey J. Dubois
Carey J. Dubois, Vice President Finance

SUBSIDIARY GUARANTORS:

BROWN’S REALTY PARTNERSHIP, a North Carolina general partnership
CARROLL’S REALTY PARTNERSHIP, a North Carolina general partnership
SMITHFIELD-CARROLL’S FARMS, a Virginia general partnership

By:	MURPHY-BROWN, LLC, as a general partner of each partnership

By:	/s/ Carey J. Dubois
Carey J. Dubois, Vice President

TERM LOAN AGREEMENT, Page 88

SUBSIDIARY GUARANTORS (continued):

814 AMERICAS, INC., a Delaware corporation
ARMOUR-ECKRICH MEATS LLC, a Delaware limited liability company
FARMLAND DISTRIBUTION INC., a Delaware corporation
FARMLAND FOODS, INC., a Delaware corporation
GWALTNEY TRANSPORTATION CO., INC., a Delaware corporation
JOHN MORRELL & CO., a Delaware corporation
LPC TRANSPORT, INC., a Delaware corporation
MURPHY FARMS OF TEXHOMA, INC., an Oklahoma corporation
MURPHY-BROWN LLC, a Delaware limited liability company
NORTH SIDE FOODS CORP., a Delaware corporation
PATRICK CUDAHY INCORPORATED, a Delaware corporation
PC EXPRESS, INC., a Delaware corporation
PREMIUM STANDARD FARMS, LLC, a Delaware limited liability company
RMH FOODS, INC., a Delaware corporation
THE SMITHFIELD PACKING COMPANY, INCORPORATED, a Delaware corporation
SMITHFIELD PURCHASE CORPORATION, a North Carolina corporation
SMITHFIELD TRANSPORTATION CO., INC., a Delaware corporation
STEFANO FOODS, INC., a North Carolina corporation
VALLEYDALE TRANSPORTATION COMPANY, INC., a Delaware corporation

By:	/s/ Carey J. Dubois
Carey J. Dubois, Vice President

TERM LOAN AGREEMENT, Page 89

SUBSIDIARY GUARANTORS (continued):

JONMOR INVESTMENTS, INC., a Delaware corporation
PATCUD INVESTMENTS, INC., a Delaware corporation
SFFC, INC., a Delaware corporation
SF INVESTMENTS, INC., a Delaware corporation

By:	/s/ Charles McCarrick
Charles McCarrick, President/Assistant Secretary/ Assistant Treasurer

TERM LOAN AGREEMENT, Page 90

ADMINISTRATIVE AGENT AND LENDERS:

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH, as Administrative Agent and sole Lender

By:	/s/ James V. Kenwood
James V. Kenwood, Executive Director

By:	/s/ Rebecca Morrow
Rebecca Morrow, Executive Director

TERM LOAN AGREEMENT, Page 91

INDEX TO EXHIBITS

Exhibit		Description of Exhibit
A	–	Form of Assignment and Assumption

B	–	Form of Compliance Certificate

C	–	Form of Borrowing Request

D	–	Form of Interest Election Request

E		Form of Joinder Agreement

INDEX TO SCHEDULES

Schedule		Description of Schedule
Schedule 2.01	–	Commitments

Schedule 3.05	–	Real Properties; Intellectual Property

Schedule 3.06	–	Disclosed Matters

Schedule 3.13	–	Material Agreements and Liens

Schedule 3.14	–	Subsidiaries and Investments

INDEX TO EXHIBITS AND SCHEDULES, Solo Page

SCHEDULE 2.01

TO

SMITHFIELD FOODS, INC.

TERM LOAN AGREEMENT

COMMITMENTS

Lender	Commitment
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH	$200,000,000
TOTAL	$200,000,000

SCHEDULE 2.01, Solo Page

EXHIBIT A

TO

SMITHFIELD FOODS, INC.

TERM LOAN AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

EXHIBIT A, Cover Page

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower(s):	SMITHFIELD FOODS, INC.

4. Administrative Agent:	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, as the administrative agent under the Term Loan Agreement

5. Term Loan Agreement:	The $200,000,000 Term Loan Agreement dated as of July 2, 2009 among Smithfield Foods, Inc., the Lenders parties thereto, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as Administrative Agent.

[1]	Select as applicable.

ASSIGNMENT AND ASSUMPTION, Page 1

6. Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$200,000,000	$	%

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNMENT AND ASSUMPTION, Page 2

[Consented to and][3] Accepted:

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.
“RABOBANK NEDERLAND”,
NEW YORK BRANCH, as Administrative Agent

By:
Title:

[Consented to:][4]

SMITHFIELD FOODS, INC.

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Term Loan Agreement.

ASSIGNMENT AND ASSUMPTION, Page 3

ANNEX 1

SMITHFIELD FOODS, INC.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document5, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Term Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 3.04 or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender6, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic communications shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

[6]	The concept of “Foreign Lender” should be conformed to the section in the Term Loan Agreement governing withholding taxes and gross-up.

STANDARD TERMS AND CONDITIONS TO THE ASSIGNMENT AND ASSUMPTION, Solo Page

EXHIBIT B

TO

SMITHFIELD FOODS, INC.

TERM LOAN AGREEMENT

COMPLIANCE CERTIFICATE

EXHIBIT B, Cover Page

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 5.01(c) of the Term Loan Agreement, (dated as of July 2, 2009 (as amended, supplemented or otherwise modified from time to time (the “Term Loan Agreement”), among Smithfield Foods, Inc. (the “Borrower”), the Lenders party thereto and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

1. I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Term Loan Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment I (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default, except as set forth below.

5. The financial statements attached hereto were prepared in accordance with GAAP and fairly present in all material respects (subject to year end audit adjustments and absence of footnotes) the financial conditions and the results of the operations of the Persons reflected thereon, at the date and for the periods indicated therein.

IN WITNESS WHEREOF, I have executed this Certificate this day of             , 200    .

Name:
Title:

Compliance Certificate, Solo Page

EXHIBIT C

TO

SMITHFIELD FOODS, INC.

TERM LOAN AGREEMENT

BORROWING REQUEST

EXHIBIT C, Cover Page

BORROWING REQUEST

                    ,     ,

Coöperatieve Centrale

Raiffeisen-Boerenleenbank B.A.

“Rabobank Nederland”,

New York Branch, as agent

Corporate Services

Manjur Ahmed

10 Exchange Place, 16th Floor

Jersey City, New Jersey 07302

Phone: 201-499-5432

Fax: 201-499-5326

With a copy to:

Rabobank Nederland

13355 Noel Road, Suite 1000

Dallas, TX 75240-6645

United States of America

Phone No.	(972) 419-5282
Fax No.	(972) 419-6315
Attention:	James V. Kenwood

And each Lender

Ladies and Gentlemen:

This Borrowing Request (the “Request”) is being delivered pursuant to that certain Term Loan Agreement (as amended, the “Agreement”) dated as of July 2, 2009 among Smithfield Foods, Inc. (the “Borrower”), certain of its subsidiaries party thereto as Subsidiary Guarantors, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as Administrative Agent and the lenders named therein. All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement.

The Borrower hereby gives the Administrative Agent and the Lenders notice pursuant to the Term Loan Agreement that the Borrower requests the Borrowing under the Term Loan Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the “Requested Borrowing”).

(i)	The date of the Requested Borrowing is ;

(ii)	The principal amount of the Requested Borrowing is $ ;

BORROWING REQUEST, Page 1

(iii)	The Type or Types of the Borrowing requested (i.e., ABR Borrowing or Eurodollar Borrowing) and, if applicable the Interest Periods applicable thereto are set forth in the table below:

Amount	Type	Interest Period (if applicable)
1.		Month(s)
2.		Month(s)
3.		Month(s)
4.		Month(s)
5.		Month(s)
6.		Month(s)

(iv)	The proceeds of the Requested Borrowing should be disbursed directly to the entities in the amounts and in accordance with the transfer instructions set forth in the table below:

Dollar Amount	Recipient	Instructions
$
$
$
$

By its execution below, the Borrower represents and warrants to the Administrative Agent and the Lenders:

(i) At the time of and immediately after giving effect to the Requested Borrowing, no Default nor any Event of Default exists; and

(ii) The representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the date of the Requested Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.

The instructions set forth herein are irrevocable. A telecopy of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.

SMITHFIELD FOODS, INC.

By:
Name:
Title:

BORROWING REQUEST, Page 2

EXHIBIT D

TO

SMITHFIELD FOODS, INC.

TERM LOAN AGREEMENT

INTEREST ELECTION REQUEST

EXHIBIT D, Cover Page

INTEREST ELECTION REQUEST

Coöperatieve Centrale

Raiffeisen-Boerenleenbank B.A.

“Rabobank Nederland”,

New York Branch, as agent

Corporate Services

Manjur Ahmed

10 Exchange Place, 16th Floor

Jersey City, New Jersey 07302

Phone:	201-499-5432
Fax:	201-499-5326

With a copy to:

Rabobank Nederland

13355 Noel Road, Suite 1000

Dallas, TX 75240-6645

United States of America

Phone No.	(972) 419-5282
Fax No.	(972) 419-6315
Attention:	James V. Kenwood

And each Lender

Ladies and Gentlemen:

This Interest Election Request (the “Request”) is being delivered pursuant to that certain Term Loan Agreement (as amended, the “Agreement”) dated as of July 2, 2009 among Smithfield Foods, Inc. (the “Borrower”), Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as Administrative Agent and the lenders named therein. All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement.

The Borrower hereby gives the Administrative Agent and the Lenders notice pursuant to Section 2.05 of the Term Loan Agreement that the Borrower requests a conversion or continuation (a “Change”) of the Borrowing or Borrowings specified on Schedule 1.

By its execution below, the Borrower represents and warrants to the Administrative Agent and the Lenders:

(i) At the time of and immediately after giving effect to the Requested Borrowing, no Default nor any Event of Default exists; and

(ii) The representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the date of the Requested Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.

The instructions set forth herein are irrevocable. A telecopy of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.

SMITHFIELD FOODS, INC.

By:
Name:
Title:

INTEREST ELECTION REQUEST, Solo Page

SCHEDULE 1

TO

INTEREST ELECTION REQUEST

Current Type (ABR or Eurodollar)	Current Principal Amount	Current Interest Period Expiration Date	Continue as (Type)	Convert to (Type)	New Interest Period Length

SCHEDULE 1 to Interest Election Request, Solo Page

EXHIBIT E

TO

SMITHFIELD FOODS, INC.

TERM LOAN AGREEMENT

Joinder Agreement

EXHIBIT E, Cover Page

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Agreement”) dated as of             ,             is executed by the undersigned (the “Guarantor”) for the benefit of COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH (in its capacity as administrative agent for the lenders party to the hereafter identified Term Loan Agreement (in such capacity herein, the “Agent”) and the other secured parties and for the benefit of such lenders and other secured parties in connection with that certain Term Loan Agreement dated as of July 2, 2009 among the Agent, Smithfield Foods, Inc. (the “Borrower), the subsidiary guarantors party thereto and the lenders party thereto (as modified, the “Term Loan Agreement”, and capitalized terms not otherwise defined herein being used herein as defined in the Term Loan Agreement).

The Guarantor is a newly formed or newly acquired Domestic Subsidiary or is otherwise required to execute this Agreement pursuant to the Term Loan Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1. The Guarantor hereby assumes all the obligations of a “Guarantor” under the Subsidiary Guarantee and agrees that it is a “Guarantor” and bound as a “Guarantor” under the terms of the Subsidiary Guarantee as if it had been an original signatory thereto. In accordance with the forgoing and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor irrevocably and unconditionally guarantees to the Agent and the Lenders the full and prompt payment and performance of the Guaranteed Obligations upon the terms and conditions set forth in the Subsidiary Guarantee. The Guarantor confirms that the representations and warranties set forth in Article III of the Term Loan Agreement applicable to it on and as of the date hereof, as if made on and as of such date.

5. This Agreement shall be deemed to be part of, and a modification to, the Term Loan Agreement and shall be governed by all the terms and provisions of the Term Loan Agreement, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of Guarantor enforceable against Guarantor. The Guarantor hereby waives notice of Agent’s or any Lender’s acceptance of this Agreement.

IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the day and year first written above.

Guarantor:

By:
Name:
Title:

Joinder Agreement, Solo Page